UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

METALS USA, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Metals USA, Inc. (“MUSA Common Stock”)
(2)

Aggregate number of securities to which transaction applies:

20,282,790 shares of Metals USA common stock

45,437 unvested rights to receive shares of Metals USA common stock

1,081,270 options to purchase shares of Metals USA common stock

3,556,703 warrants to purchase shares of Metals USA common stock

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$22.00 per share of Metals USA common stock, warrants and unvested rights to receive shares of Metals USA common stock

$22.00 minus the weighted average exercise price of outstanding options of $9.42 per share

(4) Proposed maximum aggregate value of transaction: $539,075,835.66
(5) Total fee paid: $63,449.23*
* Fee is .0001177 of transaction value

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Preliminary Proxy Statement

Dated August 5, 2005, Subject to Completion

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Metals USA, Inc.

One Riverway, Suite 1100, Houston, Texas 77056

                    , 2005

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Metals USA, Inc., which will be held on                     ,                     , 2005, beginning at                     , at                     .

On May 18, 2005, the board of directors of Metals USA approved a merger agreement, dated May 18, 2005, by and among the Company, Flag Holdings Corporation and Flag Acquisition Corporation, a wholly owned subsidiary of Flag Holdings, providing for the merger of Flag Acquisition with and into Metals USA, with Metals USA as the surviving corporation in the merger. If the merger is completed, you will be entitled to receive $22.00 in cash, without interest, for each share of Metals USA’s common stock you own, unless you have properly exercised your appraisal rights.

Following completion of the merger, Metals USA will continue its operations as a privately-held company, wholly-owned by Flag Holdings. Flag Holdings is a newly-formed corporation that is owned by affiliates of Apollo Management V, L.P. Certain members of Metals USA’s management, including myself, have agreed to invest in equity securities of Flag Holdings upon completion of the merger.

At the special meeting, you will be asked to adopt the merger agreement. The board of directors has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of Metals USA and its stockholders (other than certain members of Metals USA’s management who will invest in equity securities of the surviving corporation or Flag Holdings). The board of directors recommends that Metals USA’s stockholders vote “FOR” the adoption of the merger agreement.

Voting in favor of the merger will have the effect of taking Metals USA private, and as a result you will no longer hold any ownership interests in the surviving corporation, you will not participate in any future earnings or growth of Metals USA and you will not benefit from any appreciation in value of Metals USA.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Metals USA from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Metals USA common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

C. Lourenco Goncalves
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED [            ], 2005

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [            ], 2005.

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Metals USA, Inc.

One Riverway, Suite 1100 Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                     , 2005

TO THE STOCKHOLDERS:

The special meeting of stockholders of Metals USA, Inc., a Delaware corporation (“Metals USA” or the “Company”), will be held on                     , 2005, at          a.m. New York time, at             , for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2005, by and among Metals USA, Flag Holdings Corporation, a Delaware corporation, and Flag Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Flag Holdings, pursuant to which, upon the merger becoming effective, each share of Common Stock, par value $0.01 per share, of Metals USA (other than shares owned by Metals USA, Flag Acquisition or Flag Holdings or any of their respective direct or indirect wholly owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

2.	To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of Metals USA’s common stock at the close of business on             , 2005 are entitled to notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Metals USA’s common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Metals USA’s common stock entitled to vote thereon. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will instruct a proxy to have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. Alternatively, you may vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Stockholders of Metals USA who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Metals USA before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

John A. Hageman
Secretary

                    , 2005

i

ii

ANNEX A	Agreement and Plan of Merger, dated as of May 18, 2005, by and among Metals USA, Inc., Flag Holdings Corporation, and Flag Acquisition Corporation

ANNEX B	Opinion of Jefferies & Company, Inc.

ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

ANNEX D	Support Agreement, dated as of May 18, 2005, by and among Flag Holdings Corporation, Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd.

iii

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Metals USA,” “Company,” “we,” “our,” “ours,” and “us” refer to Metals USA, Inc. and its subsidiaries, all references to “merger agreement” refer to the Agreement and Plan of Merger, dated May 18, 2005, by and among the Company, Parent and Merger Sub, a copy of which is attached as Annex A to this document, and all references to the “merger” refer to the merger contemplated by the merger agreement.

Summary Term Sheet

•	The Parties to the Merger. Metals USA is a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Flag Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly owned by certain private equity funds, which we refer to in this document as the Apollo Funds. The Apollo Funds are managed by Apollo Management V, L.P., which we refer to in this document as Apollo. We refer to the Apollo Funds and Apollo, collectively with their general partners and the directors and principal executive officers of their general partners as the Apollo Affiliates. The Apollo Funds have the right to transfer their interests in Parent. As a result, Parent may ultimately include additional equity participants. Parent has not engaged in any business except in anticipation of the merger. See “The Parties to the Merger” beginning on page 63.

•	The Merger Agreement. You are being asked to vote to adopt a merger agreement providing for the acquisition of the Company by Parent, pursuant to which Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into the Company, with the Company as the surviving corporation in the merger. See “The Merger Agreement” beginning on page 66.

•	Timing and Likelihood of Closing. We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2005, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of the consummation thereof cannot be predicted. In particular, we currently are uncertain regarding whether the debt financing condition will be satisfied. See “Special Factors—Financing by Parent of Merger and Related Transactions—Conditions Precedent to the Debt Commitment” beginning on page 44. If any of the conditions in the merger agreement (including the debt financing condition) are not satisfied, the merger transaction may terminate as a result.

•	Merger Consideration. Upon completion of the merger, you will be entitled to receive $22.00 in cash, without interest, for each share of our common stock that you own. See “Special Factors—Opinion of Jefferies & Company, Inc.—Transaction Overview” on page 29. Holders of the Company’s stock options, warrants and rights to receive additional shares of Metals USA will also be entitled to receive the merger consideration less their respective exercise prices and applicable withholding taxes. See “The Merger Agreement (Proposal No. 1)—Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock” beginning on page 66.

•	Board Recommendation. Our board of directors by unanimous vote (excluding C. Lourenco Goncalves, who abstained) recommends that Metals USA’s stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Recommendation of the Company’s Board of Directors” on page 26.

•	Opinion of Jefferies & Company, Inc. In connection with the merger, Metals USA’s board of directors received a written opinion from Jefferies & Company, Inc. as to the fairness, from a financial point of view, to holders of Metals USA common stock of the merger consideration to be received by such holders pursuant to the merger agreement, other than Parent and its affiliates and other than any members of Metals USA’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger. The full text of the Jefferies opinion dated May 18, 2005, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety. The Jefferies opinion was provided to Metals USA’s board of directors in connection with its consideration of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement. See “Special Factors—Opinion of Jefferies & Company, Inc.” beginning on page 26 and Annex B.

•	Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Metals USA common stock at the close of business on , 2005, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [20,284,148] shares of common stock of Metals USA entitled to be voted. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 64.

•	Stockholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” on page 64.

•	Share Ownership of Directors and Executive Officers. As of , 2005, the record date for the special meeting, the directors and executive officers of Metals USA held and are entitled to vote, in the aggregate, [131,679] shares of our common stock, representing [less than 1.0%] of the outstanding shares of our common stock. Our directors, holding an aggregate of [70,000] shares, or less than [1.0%] of the outstanding shares, of our common stock, and Messrs. Freeman and Hageman, holding [30,745] and [19,204], or less than [1.0%] of the outstanding shares, of our common stock, respectively, have informed the Company that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” on page 64.

•	Material U.S. Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a “U.S. holder” (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences”). Your receipt of cash in exchange for your shares of Metals USA common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Metals USA common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Holders of our common stock that are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. You should also consult your tax advisor on the tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 58.

•	Dissenters’ Rights of Appraisal. Delaware law provides you, as a stockholder, with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 86 and Annex C—Section 262 of the Delaware General Corporation Law.

Questions and Answers about the Special Meeting and the Merger

Q:	When and where is the special meeting?

A:	The special meeting of Metals USA stockholders will be held at , on , , 2005, at .

Q:	What matters will I vote on at the special meeting?

A:	You will vote:

•	“for” or “against” the Agreement and Plan of Merger, dated as of May 18, 2005 (referred to in this document as the merger agreement), among the Company, Flag Holdings Corporation and Flag Acquisition Corporation;

•	to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Metals USA’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	Stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement for us to complete the merger.

Q:	What vote of stockholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on , 2005, the record date for this solicitation, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately

[20,284,148] shares of our common stock, held by approximately [2,000] stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can I change my vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, One Riverway, Suite 1100, Houston, Texas 77056, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. Stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of Metals USA’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes will also have the same effect as a vote against the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone or facsimile, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Metals USA stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056, or by telephone at (713) 965-0990.

Financing by Parent of Merger and Related Transactions (Page 43)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $700 million, which will be funded by a new credit facility, either a private offering of debt securities and equity financing or a bridge loan facility and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, see “Special Factors—Financing of the Merger.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing (Page 43)

Parent has received an equity commitment letter from Apollo on behalf of the Apollo Funds, pursuant to which, subject to the conditions contained therein, Apollo has agreed to make or cause to be made a cash capital contribution to Parent of up to $165 million.

Debt Financing (Page 44)

Merger Sub has received a debt commitment letter pursuant to which, subject to the conditions contained therein, (a) Credit Suisse, Cayman Islands Branch and Bank of America, N.A. severally committed to provide up to $450 million in the aggregate of a senior secured asset-based revolving credit facility, and (b) Credit Suisse and CIBC World Markets Corp. (“CIBC World Markets” and, collectively with Credit Suisse and Bank of America, N.A., the “debt providers”) severally committed, if the Company is unable to issue at least $250 million of senior secured floating rate notes and/or senior secured fixed rate notes in a public offering or in a Rule 144A or other private placement on or before the effective time of the merger, to provide at least $250 million in the aggregate of senior secured increasing rate bridge loans.

The availability of the senior secured facility and the bridge facility are subject to the satisfaction of certain conditions. Importantly, we are aware of two conditions to the debt commitment letter that may not be satisfied, and as such may provide the debt providers with the sole discretion to not provide either or both of the senior secured facility and the bridge facility.

The Company’s Consolidated EBITDA.    It is a condition to the financing under the debt commitment letter that the Company’s consolidated earnings before interest, tax, depreciation and amortization (“EBITDA”) for the four-fiscal quarter period most recently ended before the effective time of the merger will be not less than $146 million if such four-fiscal quarter period ended on June 30, 2005 and $117.5 million if such four-fiscal quarter period ended on September 30, 2005. The Company’s consolidated EBITDA for the four-fiscal quarter period ended on June 30, 2005 was approximately $146.3 million, exceeding the minimum required amount by approximately $300,000. The Company’s most recent forecast as of early July 2005 indicates that its EBITDA for the four-fiscal quarter period ended on September 30, 2005 will be approximately 2% to 3% below the minimum required amount under the debt commitment letter. If the effective time of the merger occurs after September 30, 2005 and the Company’s actual EBITDA for the four-fiscal quarter period ended on September 30, 2005 fails to meet this $117.5 million minimum required amount, the debt providers will not be obligated under the debt commitment letter to provide the financing.

The Company’s Excess Borrowing Capacity.    It is also a condition to the financing under the debt commitment letter that the Company have excess borrowing capacity under the new senior secured facility of at least $75 million at the effective time of the merger. The debt commitment letter provides that the borrowing base under the senior secured facility at any time must equal the sum of (a) 90% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Company’s flat rolled inventory plus (y) 85% of the net orderly liquidation value of all other inventory of the Company. Based on a preliminary valuation recently conducted by the debt providers’ third party appraisers, the orderly liquidation value of the Company’s inventory is projected to be approximately 12% less than originally anticipated. As a result, based on this preliminary valuation, the Company would have excess capacity less than the minimum amount required by the debt commitment letter. If such excess capacity with respect to the Company is less than $75 million at the effective time of the merger, then the debt providers will not be obligated to provide the senior secured facility or the bridge facility.

If any portion of the debt financing under the debt commitment letter becomes unavailable, Parent will be required to use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources within 30 days after all of the other conditions to the merger agreement have been satisfied. If Parent is unable to obtain such alternative financing within such 30 day period, Parent will not be obligated to close the transaction because Parent’s obligation under the merger agreement to close the transaction is conditioned upon Parent having obtained its debt financing or alternative debt financing. Accordingly, if the debt providers, in their sole discretion, do not waive any condition that is not otherwise satisfied, and Parent is unable to obtain alternative financing within the 30 day period as described above, Parent will not be obligated to close the merger transaction, and the merger transaction may terminate as a result. We cannot assure you that the debt providers will waive any condition or that Parent will obtain alternative debt financing.

Based on our discussions with Parent, Apollo and the debt providers to date, if one or both of the minimum EBITDA condition and minimum excess capacity condition discussed above are not satisfied, there is a reasonable possibility that the debt providers will not provide the debt financing under the debt commitment letter and that, depending on the condition of the metals and steel industry (and of the Company in particular) and the debt financing markets at such time, it may be difficult, or not possible, for Parent to obtain alternative financing on comparable terms. In that event, Parent would not be obligated to close the merger transaction, and the merger transaction may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Parent is unable to obtain its debt financing and is consequently not obligated to close the merger transaction, it is possible that Parent and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In the event we agree to such a revised transaction with Parent on materially different terms than those in the merger agreement, the Company will disseminate a new proxy statement to its stockholders disclosing, among other things, the terms of such revised transaction and submit such revised transaction to a vote at a special meeting called for that purpose.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 48)

Some of the directors and executive officers of Metals USA have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Metals USA. The Metals USA board of directors was aware of these interests and considered them in approving the merger agreement and the merger. These interests include:

•	Following the merger, C. Lourenco Goncalves, our chief executive officer and a member of our board of directors, Terry L. Freeman, our chief financial officer, and John A. Hageman, our chief legal officer and secretary, will continue as executive officers of the surviving corporation. It is expected that our other current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Goncalves, will end on the completion of the merger.

•	Prior to entering into the merger agreement, Parent required that Messrs. Goncalves, Freeman and Hageman, enter into employment agreements with Merger Sub and agree to make significant investments in Parent. Accordingly, Messrs. Goncalves, Freeman and Hageman have entered into agreements with Merger Sub and Parent pursuant to which they have agreed to be employed by the surviving corporation following the effective time and to make an equity investment in Parent.

•	The aggregate equity investment in Parent agreed to by Messrs. Goncalves, Freeman and Hageman is expected to represent approximately $4.6 million, or approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. As a result of his respective equity ownership in the Company, at the effective time of the merger, Mr. Goncalves is entitled to receive approximately $4.95 million, of which he has agreed to contribute $3.13 million to Parent at the effective time of the merger; Mr. Freeman is entitled to receive approximately $1.76 million, of which he has agreed to contribute $800,000 to Parent at the effective time of the merger; and Mr. Hageman is entitled to receive approximately $1.5 million, of which he has agreed to contribute $625,000 to Parent at the effective time of the merger. Messrs. Goncalves’, Freeman’s and Hageman’s equity investment in Parent will be illiquid and subject to an investor rights agreement restricting the ability of the management participants to sell such equity. The capital used by each of Messrs. Goncalves, Freeman and Hageman to pay for their respective equity investments in Parent will be derived from the proceeds they otherwise would be entitled to receive in the merger as holders of options, warrants, shares of Metals USA common stock and/or rights to receive additional shares of Metals USA common stock.

•	Each of Messrs. Goncalves, Freeman and Hageman will be granted stock options to purchase shares of Parent under the terms of Parent’s stock option incentive plan and their respective non-qualified stock option agreements. In the aggregate, these stock options represent approximately 3% of the shares of common stock of the Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves will be granted options to purchase up to approximately 2%, Mr. Freeman will be granted options to purchase up to approximately 0.5%, and Mr. Hageman will be granted options to purchase up to approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•	Additionally, each of Messrs. Goncalves, Freeman and Hageman has subscribed to purchase shares of Parent. In the aggregate, these shares represent approximately 3% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has subscribed to purchase shares representing approximately 2%, Mr. Freeman has subscribed to purchase shares representing approximately 0.5%, and Mr. Hageman has subscribed to purchase shares representing approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•	Additional members of management of the Company and its subsidiaries that enter into employment agreements or arrangements with Parent or Merger Sub before the closing of the merger may also, at Parent’s election, at the effective time of the merger, have their stock options of Metals USA common stock converted into options to purchase shares of either Parent or Merger Sub. Parent must make this election not later than three business days prior to the effective time of the merger. Parent expects that any equity investment of each of these additional individuals will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

•	Also, our board of directors (other than Messrs. Dienst and Goncalves, who abstained) has awarded Mr. Dienst, the non-executive Chairman of our board of directors, in recognition of his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, a cash payment of $500,000 to be paid upon the completion of the transaction or of a superior proposal approved by our board of directors. This payment was recommended by our compensation committee and approved by our board of directors (other than Messrs. Goncalves and Dienst who abstained) after our board had approved the merger agreement. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

•	At the effective time of the merger, each outstanding option to purchase shares of Metals USA common stock and each outstanding and unvested right to receive one share of Metals USA common stock (in each case, including those held by our directors and executive officers) will vest. The total value of all options and rights to receive shares of Metals USA common stock that will become vested at the effective time of the merger is [$5,502,888] and [$929,214], respectively.

•	Under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current and former officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Citadel Support Agreement (Page 56 and Annex D)

Affiliates of Citadel Investment Group, L.L.C., which collectively own approximately 16.7% of the shares of Metals USA common stock as of the record date, have entered into a separate support agreement with Parent pursuant to which they have agreed to vote their shares in favor of the merger and against any other acquisition proposal. The support agreement also granted Parent, in certain limited circumstances, an irrevocable proxy to vote such shares of Metals USA common stock. A copy of the support agreement is attached to this proxy statement as Annex D.

The Citadel affiliates also agreed to certain restrictions on their ability to sell or transfer their shares of Metals USA common stock until the earlier of the termination of the support agreement or the completion of the stockholders meeting (including any adjournment or postponement thereof). The support agreement terminates upon the earliest to occur of:

•	termination of the merger agreement;

•	completion of the merger;

•	any amendment to the merger agreement without the consent of the Company’s stockholders that reduces the merger consideration below $22.00 per share or changes the form of merger consideration to other than cash; or

•	December 15, 2005.

James E. Bolin, a director of Metals USA, served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., from 2003 to April 2005. Mr. Bolin was not involved in the negotiations or discussions concerning the support agreement with Parent and the Citadel affiliates referenced above. Additionally, other than as a member of the board of directors, Mr. Bolin did not participate in the negotiations or discussions with Parent with respect to the merger agreement.

Treatment of the Company’s Stock Options (Page 66)

Immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will become fully vested and immediately exercisable.

All such options not exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of shares of our common stock subject to each option immediately prior to the effective time of the merger and (ii) the excess of $22.00 over the exercise price per share of common stock subject to such option.

Treatment of the Company’s Warrants (Page 66)

From and after the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive (upon surrender by the holder thereof of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, the Company will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that the Company has elected to accelerate the expiration of the warrants to the 60th day following the effective time of the merger. If a warrant has not been exercised before the effective time of the merger but is exercised before the 60th day following the merger, the warrantholder will be entitled to receive, upon surrender by such holder of the warrant and the payment by such holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

Treatment of the Right To Receive Additional Metals USA Shares (Page 67)

At the effective time of the merger all rights to receive additional shares of Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise. At the effective time of the merger, all restrictions on the delivery and issuance of such shares will lapse and such shares will be fully vested.

Regulatory Approvals (Page 59)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On June 3, 2005, the Company and Merger Sub each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On June 17, 2005, the U.S. Federal Trade Commission granted Metals USA early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 67)

As soon as practicable after the effective time of the merger, a paying agent designated by Parent will mail a letter of transmittal and instructions to all Metals USA stockholders. The letter of transmittal and instructions will tell you how to surrender your Metals USA common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Pages 73 and 77)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement, including paying a termination fee of $17 million to Parent and reimbursement of Parent’s and Merger Sub’s expenses, up to $4 million.

Conditions to Closing (Page 75)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing;

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing;

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of most of the Company’s representations and warranties as of May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the truth and correctness of the Company’s representations and warranties regarding the Company’s capitalization as of May 18, 2005 and at the effective time of the merger (disregarding, for purposes of determining the truth and correctness of any such representation or warranty, any additional amount required to be paid by Parent as merger consideration not in excess of $100,000);

•	the truth and correctness of the Company’s representations and warranties as of May 18, 2005 regarding the absence of material adverse changes in the Company since December 31, 2004;

•	the performance, in all material respects, by the Company of its covenants and agreements in the merger agreement;

•	the receipt by Parent and Merger Sub of its debt financing or alternative financing; see “Special Factors—Financing by Parent of Merger and Related Transactions—Conditions Precedent to the Debt Commitment”;

•	Mr. Goncalves’ employment agreement with Merger Sub not having been terminated and remaining in force and effect at the effective time of the merger (which employment agreement may be terminated by Merger Sub for “cause,” which is defined to include, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves and the Company, or the occurrence of a materially adverse outcome in such litigation, except that for purposes of this condition, the emergence of any such facts or developments will not be deemed to constitute “cause” unless it is reasonably likely that such adverse impact will be significant; for a description of such pending litigation, see “The Merger Agreement (Proposal No. 1)—Conditions to the Closing”);

•	not more than 10% of the Company’s stockholders having demanded and validly perfected appraisal rights under Delaware law;

•	the receipt by the Company of certain specified third party consents and approvals and any other consents and approvals required in connection with the transactions contemplated by the merger agreement, except for such other consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability; and

•	since May 18, 2005, there will not have been any material adverse effect on the Company or its subsidiaries or any event, change or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company or its subsidiaries.

Termination of the Merger Agreement (Page 77)

Metals USA and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Metals USA have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the closing has not occurred on or before December 15, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the meeting of the stockholders; or

•	any governmental authority has issued an order or entered an injunction or other ruling or taken any other action that prevents or prohibits completion of the merger;

•	by Parent if:

•	our board of directors withdraws, qualifies or modifies its approval of the merger agreement;

•	our board of directors withdraws, qualifies or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement in a manner adverse to Parent;

•	our board or directors recommends or approves another acquisition proposal; or

•	the Company breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice;

•	by the Company if:

•	the Parent or Merger Sub breaches any of its respective representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice; or

•	we enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Parent with a four business day period to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal and we have paid the termination fee of $17 million to Parent and have reimbursed the expenses of Parent and Merger Sub up to $4 million.

Termination Fee and Expenses (Page 77)

•	If the merger agreement is terminated under certain circumstances:

•	the Company will be obligated to pay a termination fee of $17 million to Parent; and

•	the Company will be obligated to pay the expenses of Parent and Merger Sub, up to $4 million (in addition to any termination fee otherwise payable).

•	If the merger agreement is terminated by the Company as a result of a breach by Parent or Merger Sub of the merger agreement, Parent will be obligated to pay the expenses of the Company, up to $1 million.

Market Price of Metals USA Common Stock (Page 79)

Our common stock is quoted on the NASDAQ National Market under the trading symbol “MUSA.” On May 17, 2005, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at $13.89 per share. On                 , 2005, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $             per share.

Dissenters’ Rights of Appraisal (Page 86 and Annex C)

Delaware law provides you, as a stockholder, with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “Special Factors—Opinion of Jefferies & Company, Inc.,” “Special Factors—Financial Advisory Services of CIBC World Markets Corp.,” “Special Factors—Certain Projections” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval, and regulatory approvals and third party consents;

•	the availability and terms of Parent’s and Merger Sub’s financing that is required to complete the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of legal proceedings instituted against us and others that have been or may be instituted following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic and market conditions;

•	a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high-yield securities;

•	the effect of war, terrorism or catastrophic events;

•	the ability to retain and attract customers and key personnel;

•	supply, demand, prices and other market conditions for steel and other commodities;

•	the timing and extent of changes in commodity prices;

•	the effects of competition in our business lines;

•	the condition of the steel and metals markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	the ability of our counterparties to satisfy their financial commitments;

•	tariffs and other government regulations relating to our products and services;

•	operational factors affecting the ongoing commercial operations of our facilities, including catastrophic weather-related damage, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs, unanticipated changes in fuel costs or availability of fuel emission credits or workforce issues;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow; and

•	general political conditions and developments in the United States and in foreign countries whose affairs affect supply, demand and markets for steel, metals and metal products.

SPECIAL FACTORS

Background of the Merger

Prior to January 2005, the board of directors of the Company considered, from time to time, various strategic alternatives to maximize stockholder value, including, but not limited to, mergers, acquisitions and the potential sale of the Company, but no definitive action was taken by the board of directors, and none of these various strategic alternatives, other than the proposed transaction with Apollo, resulted in an offer for the securities or assets of Metals USA.

The Company’s senior management also conducts meetings from time to time with market analysts and investors to discuss the Company and its business. In November 2004, C. Lourenco Goncalves, our chief executive officer, and Terry L. Freeman, our chief financial officer, participated in meetings with several private investment management firms, including Apollo, to discuss the Company’s business. The purpose of these meetings was to increase the Company’s visibility in the Wall Street investment community and to make preliminary and exploratory investigations in order to determine whether the Company should pursue strategic transactions. These meetings were organized by a nationally recognized investment bank (which was not CIBC World Markets or Jefferies), but such investment bank was not hired or retained by Metals USA and did not receive any compensation from Metals USA in connection therewith. During these meetings general discussions took place, including with respect to the possible interest of such firms in making an investment in or entering into a strategic transaction with the Company.

Also, between September 2004 and January 2005, the Company contacted two companies in the metals and steel industry with respect to their possible interest in entering into a business combination with Metals USA. CIBC World Markets acted as the Company’s financial advisor in connection with a potential business combination with one such company. Both of such companies declined to engage in any serious discussions with Metals USA and discussions with both companies had ceased by the end of January 2005.

In December 2004, representatives of Apollo visited the headquarters of the Company for general discussions with Messrs. Goncalves and Freeman. In late January 2005, representatives of Apollo contacted Mr. Goncalves to express preliminary interest in pursuing a transaction with the Company. Mr. Goncalves promptly notified Daniel W. Dienst, the non-executive Chairman of our board of directors, of Apollo’s expression of interest, following which Mr. Dienst held an initial discussion with Apollo.

On January 28, 2005, the board of directors held a special meeting. At this meeting, Mr. Dienst informed the members of the board that the Company had been approached by Apollo and that Apollo had expressed preliminary interest in pursuing a transaction with the Company and requested to perform preliminary due diligence with respect to the Company, subject to a confidentiality agreement. The board of directors authorized management to enter into a confidentiality agreement with Apollo and designated Mr. Dienst as the point of contact for Apollo in connection with due diligence activities and discussions regarding a potential transaction.

On February 1, 2005, the Company entered into a confidentiality agreement with Apollo. During the month of February 2005, Apollo began to conduct its financial, legal and accounting due diligence, including meetings with Messrs. Goncalves and Freeman in Houston, Texas. Also, during this period, Mr. Dienst discussed with CIBC World Markets, the Company’s financial advisor, certain matters relating to Apollo’s interest in pursuing a transaction with the Company, including the possibility, if the Company deemed it appropriate, for CIBC World Markets to offer to provide debt financing to Apollo or other potential buyers should the Company decide to solicit indications of interest from other third parties. It was determined that, in such event, the Company would request an opinion from another investment banking firm as to the fairness of the consideration to be received in a sale transaction.

On February 28, 2005, Mr. Dienst met with representatives of Apollo in New York City. At that meeting, based upon its preliminary diligence, Apollo expressed its desire to continue its discussions with the Company regarding a possible sale transaction, and proposed to acquire the Company for a “modest,” but yet undetermined, premium to the Company’s stock price. On that date, the Company’s per share stock price closed at $24.37.

On March 1, 2005, the board of directors held a special meeting with respect to the proposed Apollo transaction. At this meeting, our Chairman reported that, subject to the confidentiality agreement it had signed with the Company, Apollo had performed preliminary due diligence and had met with the Company’s senior management in Houston, Texas. Mr. Dienst also informed the board of directors of his meeting with Apollo on February 28, 2005, including Apollo’s proposal to pay a “modest,” but yet undetermined, premium in excess of the stock price. In view of the fact that the Company’s stock price was then trading at an historical high and that Apollo had indicated that it expected to offer a premium to that price, the board of directors authorized Mr. Dienst on behalf of the Company to continue discussions with Apollo.

At the March 1, 2005 meeting, CIBC World Markets reviewed with the board of directors the historical stock price performance and trading volumes of the Company common stock and certain preliminary financial analyses, and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), the Company’s outside counsel, provided the board of directors with an overview of its fiduciary duties when considering a possible sale of the Company. Also at this meeting, CIBC World Markets discussed with the Board the potential for another strategic or financial buyer to be interested in acquiring the Company for a purchase price greater than the purchase price indicated by Apollo and the risk that Apollo might withdraw its interest if other potential buyers were contacted by the Company. The board of directors determined that conducting an auction at that time to sell the Company was not in the best interests of the Company or its stockholders since to do so could cause Apollo to cease its discussions and due diligence and could adversely impact the Company by signaling to its customers and competitors that the Company was for sale. The board of directors instructed Mr. Dienst to request a letter from Apollo confirming its interest in the Company.

On March 3, 2005, Apollo conveyed to Mr. Dienst Apollo’s preliminary offer to purchase all of the outstanding common stock of the Company for $24.50 per share in cash. Mr. Dienst responded to Apollo that in his view the offer price did not reflect a sufficient premium to the Company’s then current stock price. On March 3, 2005, the Company’s stock price closed at $23.61.

On March 6, 2005, Mr. Dienst met with representatives of Apollo in New York City. At that meeting, Apollo increased its preliminary offer price from $24.50 per share to $26.00 per share. Mr. Dienst stated that $26.00 did not reflect a sufficient premium to the Company’s then current stock price, but that in his view the board of directors would favorably consider an offer of $26.50 per share. A representative of Apollo explained that before increasing its price beyond $26.00 per share, Apollo needed to conduct further diligence on the steel, commodities and oil markets, in general, including engaging in discussions with Mr. Goncalves about the steel markets and the Company, and to have an opportunity to review the Company’s February 2005 financial results. On Friday, March 4, 2005, the Company’s stock price closed at $24.21.

On March 7, 2005, Mr. Dienst received a call from a representative of Apollo preliminarily agreeing to increase its cash offer price to $26.50 per share.

On March 10, 2005, a representative of Apollo informed Mr. Dienst that it had received a letter from Credit Suisse stating that Credit Suisse was highly confident it could provide Apollo with the debt financing necessary for Apollo’s transaction with the Company.

On March 14, 2005, Apollo provided the Company with a written non-binding indication of interest regarding its possible acquisition of the Company at a price of $26.50 per share in cash in a merger transaction. The indication of interest stated that Apollo would finance the transaction with a combination of equity from Apollo’s buyout fund as well as debt financing customary for a transaction of this type. The indication of interest set forth Apollo’s material terms, including that Apollo would enter into binding financing commitments at the time a merger agreement was executed. Apollo attached a draft commitment letter from Credit Suisse related to the anticipated debt financing. Completion of Apollo’s proposed transaction would be subject to its receipt of such debt financing on the terms of the final financing commitments. Additionally, the indication of interest stated that as part of the transaction, Apollo would negotiate and enter into employment agreements with key management, which would include continuing equity participation for such management members. Together with its delivery of the indication of interest, Apollo provided a proposed exclusivity agreement that would restrict the Company’s ability to solicit, negotiate, encourage or otherwise discuss and agree to enter into any transaction with any other person involving a sale of the Company until after April 30, 2005.

On March 15, 2005, the board of directors held a special meeting. Prior to the meeting, the Chairman provided each member of the board of directors with a copy of Apollo’s indication of interest, proposed exclusivity agreement and draft debt financing commitment letter. At this meeting, Mr. Dienst reviewed these documents with the board of directors. After a discussion of the proposed exclusivity agreement, the board of directors concluded that, subject to certain changes that would be requested, the Company should grant Apollo a period of exclusivity in order to complete its diligence and negotiate a definitive merger agreement. At this meeting, Mr. Dienst also discussed CIBC World Markets’ potential participation in the debt financing for the transaction and, in such event, the potential engagement of another investment banking firm to render to the board of directors an opinion as to the fairness of the consideration to be received in the transaction.

At the March 15 meeting, Mr. Dienst informed the board of directors that Apollo had indicated that its interest in the transaction was predicated on Mr. Goncalves remaining as chief executive officer of the surviving corporation and rolling over a significant portion of his equity ownership in the Company into equity ownership in the surviving corporation or Parent in the merger. As a result of these conditions, the board of directors discussed the potential conflict of interest Mr. Goncalves had with respect to the Apollo transaction because he was both a member of the board of directors and could be deemed to be a potential participant in Apollo’s purchase of the Company. Upon the advice of Akin Gump, the board of directors determined that Mr. Goncalves should not participate in discussions of the possible sale and that the board of directors should form a transaction committee, comprised of all of the members of the board of directors other than Mr. Goncalves, to do the following:

•	evaluate and negotiate with Apollo with respect to the proposed exclusivity agreement and the indication of interest and, if the transaction committee deems appropriate, approve the execution and delivery by the Company of such documents;

•	negotiate with Apollo with respect to the terms and conditions of a definitive agreement with respect to the transactions contemplated by the indication of interest, and

•	make a recommendation to the full board of directors with respect to whether the transactions contemplated by the definitive agreement are fair to, and in the best interests of, the Company’s stockholders and the Company.

Following the Company’s board of directors meeting on March 15, 2005, Mr. Dienst and Akin Gump negotiated by telephonic conference the terms of the proposed exclusivity agreement with Apollo and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Apollo’s outside counsel, with respect to the sale transaction.

On March 17, 2005, the exclusivity agreement between Apollo and the Company was executed. The final exclusivity agreement provided that the Company would not, until 11:59 p.m. on Friday, April 29, 2005, solicit, negotiate, encourage or otherwise discuss or agree to enter into any agreement or understanding with respect to the sale of the Company. The final exclusivity agreement also provided that if, on or after April 18, 2005, the Company’s board of directors determined that Apollo was not working in good faith with the Company to pursue a transaction as outlined in its indication of interest, or it had not made sufficient progress on other aspects of the transaction (other than due to matters within the Company’s control) such that it was unlikely it would be able to complete negotiations on all aspects of the transaction by April 29, 2005, then the Company would have the right to terminate the exclusivity agreement. The final exclusivity agreement further provided that Apollo would not conduct any discussions or negotiations with management concerning the management arrangements referenced in the indication of interest until such time as Apollo was authorized to do so by the Company’s board of directors.

Commencing on March 21, 2005 and continuing thereafter, Apollo, together with its advisors, conducted further business, legal, financial and industry due diligence with respect to the Company, which included meetings with Messrs. Goncalves, Freeman and Hageman.

On April 11, 2005, Wachtell Lipton delivered to Akin Gump an initial draft of the agreement and plan of merger.

On April 13, 2005, the board of directors held a special meeting. At this meeting, Mr. Dienst updated the board of directors on the status of the discussions with Apollo since the last meeting of the board of directors on March 15, 2005. Mr. Dienst informed the board of directors that a substantial amount of time had been invested by Apollo, as well as a substantial amount of expense incurred, with respect to its retention of outside legal counsel, accountants and industry consultants in conducting a comprehensive due diligence review of the Company. Mr. Dienst also informed the members of the board of directors that Apollo was continuing to engage in serious negotiations with its debt financing sources with respect to the transaction. Akin Gump then reviewed with the board of directors the terms and conditions of the draft merger agreement Apollo’s counsel provided on April 11, 2005. Following discussion, the board of directors authorized Mr. Dienst to begin negotiations of the merger agreement with Apollo and authorized Mr. Goncalves to begin negotiations with Apollo regarding the terms of his participation with Apollo in the transaction. Later that week, Mr. Goncalves commenced his negotiations with Apollo concerning the terms of his employment and equity investment in Parent.

On April 19, 2005, given the progress made in the potential transaction with Apollo, and because of CIBC World Markets’ expected participation in Apollo’s debt financing, Mr. Dienst contacted Jefferies & Company, Inc. (“Jefferies”), which was not participating in Apollo’s debt financing, to request that Jefferies render an opinion to the board of directors with respect to the fairness of the merger consideration to be received by the Company’s stockholders. Notwithstanding CIBC World Markets’ expected role in Apollo’s debt financing, the Company’s board of directors continued to seek and receive assistance throughout the transaction from CIBC World Markets based upon the board of directors’ confidence in CIBC World Markets’ knowledge of the Company and experience in the metals and steel markets.

On April 21, 2005, Akin Gump and Wachtell Lipton held a preliminary telephonic conference call pursuant to which Akin Gump discussed the Company’s initial comments to the merger agreement. During this call, Wachtell Lipton notified Akin Gump that Apollo would require, prior to entering into the merger agreement, that affiliates of Citadel Investment Group, L.L.C., which collectively owned approximately 16% of the Company’s common stock, enter into a support agreement pursuant to which such affiliates would agree to vote their shares in favor of the merger and against any other acquisition proposal.

Beginning on April 21, 2005 and continuing until the execution of the merger agreement on May 18, 2005, Mr. Dienst, CIBC World Markets, Akin Gump, Apollo and Wachtell Lipton engaged in a series of telephone calls and meetings to discuss the offer price and to negotiate the terms of the merger agreement, including the nature of the Company’s ability to entertain third party proposals, the size of the termination fee and events triggering its payment, the amount of expense reimbursement and events triggering such reimbursement, the conditionality to Apollo’s obligation to close the transaction, the definition of “material adverse effect” and other material terms. During this time, Mr. Dienst, CIBC World Markets and Akin Gump periodically updated the board of directors with respect to the status of such discussions and negotiations. Ultimately, the board of directors concluded that the merger and the merger agreement were fair to and in the best interests of the Company and its stockholders.

On May 2, 2005, Mr. Dienst had a telephonic conversation with Apollo during which Apollo informed Mr. Dienst that because of the recent downturn in the debt financing markets, the precipitous deterioration in the steel markets and the Company’s declining stock price, Apollo had determined to reduce its offer price from $26.50 per share to $23.00 per share in cash. On May 2, 2005, the Company’s stock price closed at $14.50. Between February 28, 2005, the date that Apollo proposed to acquire the Company for a “modest” premium, and May 2, 2005, the date that Apollo reduced its offer price, the price of hot rolled coil steel decreased nearly 10% from $640 per ton to $580 per ton, and the Philadelphia Steel Price Index, an equity-dollar-weighted average index consisting of 15 publicly traded steel company stocks (excluding Metals USA), decreased from $269.9 to $184.3, and the High Yield Steel Index, an index of steel industry bond yields, increased from 5.9% to 7.6%. Historically, a deterioration of the steel markets has resulted in lower steel prices. Generally, as steel prices decrease, the prices at which Metals USA is able to sell its products decreases resulting in decreased profit margins and net income. In addition, the downturn in the debt financing markets made it more expensive for Apollo to obtain its financing in order to consummate the transaction with Metals USA.

During the week of May 2, 2005, counsel to Citadel and Apollo negotiated the terms of Citadel’s support agreement.

On May 3, 2005, the board of directors held a special meeting. At that meeting, Mr. Dienst updated the board with respect to the potential Apollo transaction. Mr. Dienst stated that he had been informed that Apollo had substantially completed its due diligence, and that negotiations between Mr. Goncalves and Apollo with respect to his employment and equity investment following the closing of the transaction were continuing. Mr. Dienst then addressed Apollo’s progress with respect to entering into financing commitment letters with its banks. The board of directors discussed the adverse changes in the steel industry and in the Company’s stock price (which had fallen to $14.50 per share as of May 2, 2005) which had occurred since the board of directors’ prior meeting on April 15, 2005 and discussed how the debt financing markets had become less favorable during such period. Mr. Dienst informed the board of directors that, as a result of these events, Apollo had revised its offer price to $23.00 per share. At Mr. Dienst’s request, CIBC World Markets discussed with the board of directors the recent stock price performance and trading volumes of the Company common stock as well as certain market conditions in the metals and steel industry and the high-yield debt market, and again reviewed with the board of directors the preliminary financial analyses previously reviewed with the board of directors at its March 1, 2005 board of directors meeting, which analyses were updated to the extent relevant for closing prices as of May 2, 2005.

Thereafter, at the May 3, 2005 meeting, the transaction committee engaged in a lengthy discussion regarding Apollo’s new offer of $23.00 per share, including whether to continue to pursue a transaction with Apollo. Following this discussion, the transaction committee noted that the price of $23.00 per share continued to represent a significant premium to the Company’s current stock price, and, in light of the conditions prevailing in the debt financing market and the steel industry generally, the transaction committee determined that the price of $23.00 per share was favorable and that negotiations with Apollo should continue.

On May 4, 2005, representatives from Apollo, Wachtell Lipton, Akin Gump, and CIBC World Markets met to discuss and negotiate the terms of Wachtell Lipton’s May 3, 2005 revised draft merger agreement. Later that day, a representative of Apollo telephoned Mr. Dienst to notify him that Apollo was reducing its offer from $23.00 per share to $22.75 per share because the professional fees and other expenses that the Company estimated it would incur in connection with the transaction were higher than Apollo had previously anticipated, thereby increasing Apollo’s financing requirements. On that call, Mr. Dienst told Apollo that, in his view, a further reduction of the purchase price would not be favorably received by the board of directors. On May 4, 2005, the Company’s stock price closed at $14.65.

On May 5, 2005, Apollo telephoned Mr. Dienst to propose that Apollo would keep its offer of $23.00 per share, but that the purchase price would be subject to reduction if the Company’s professional fees exceeded an amount equal to approximately $0.25 per fully diluted share, or $6,225,000.

On May 6, 2005, Wachtell Lipton delivered a revised draft of the merger agreement to Akin Gump reflecting the matters discussed at the meeting on May 4, 2005 and the May 5, 2005 telephonic conversation between Mr. Dienst and Apollo.

During the period between May 6, 2005 and May 9, 2005, the Company, CIBC World Markets and Akin Gump, on the one hand, and Apollo and Wachtell Lipton, on the other hand, continued to negotiate the terms of the merger agreement. These discussions included preliminary agreement that the price reduction for the Company’s transaction fees would not exceed $0.25 per share, so that the minimum transaction price would be $22.75 per share.

On May 10, 2005, a special meeting of the board of directors was held at the offices of Akin Gump in New York City. At this meeting, Mr. Dienst reviewed with the board of directors the status of negotiations with Apollo, including the key business terms. Mr. Dienst informed the board of directors that he had received a draft of Apollo’s equity commitment letter, and that affiliates of Citadel had agreed to enter into a support agreement with Apollo pursuant to which it would agree, subject to certain customary limitations, to vote in favor of the transaction and against other third-party offers to acquire the Company. Mr. Dienst explained to the board of directors that Apollo continued to have difficulty obtaining its debt financing, particularly because of then current conditions in the debt financing market and in the steel industry generally, which had continued to worsen. Mr. Dienst also informed the board of directors that scrap metal prices had fallen sharply. Mr. Dienst then informed the board of directors it was his understanding that Mr. Goncalves and Apollo had not yet completed the negotiation of the terms of Mr. Goncalves’ employment and equity investment agreements in the surviving corporation or Parent. Mr. Dienst then explained to the board of directors that, in addition to the need to review and understand Mr. Goncalves’ employment and equity investment agreements and the debt commitment letters, a few issues remained unresolved with Apollo with respect to the merger agreement. Akin Gump then reviewed with the board of directors the material terms of the current draft of the merger agreement which had been distributed to the board of directors in summary form in advance of the meeting.

At the May 10, 2005 special meeting of the board of directors, CIBC World Markets reviewed with the board of directors the recent stock price performance of the Company and selected companies in the metals and steel industry and again reviewed with the board of directors the preliminary financial analyses previously reviewed with the board of directors at its May 3, 2005 board of directors meeting, which analyses were updated to the extent relevant for closing stock prices as of May 9, 2005. The board of directors also discussed the current debt financing market conditions and the status of Apollo’s financing commitments. CIBC World Markets informed the board of directors that CIBC World Markets had been advised that one of Apollo’s financing sources had declined to participate in Apollo’s debt financing and that, subject to internal approvals, CIBC World Markets would increase its participation in such financing. Mr. Dienst then updated the board of directors regarding his prior discussions with Jefferies concerning rendering an opinion to the board of directors as to the fairness of the consideration to be received in the merger, and the board of directors then ratified the engagement of Jefferies. Following such ratification, Jefferies joined the meeting and made a presentation to the board of directors regarding its financial analysis of Apollo’s proposed offer at $23.00 per share, subject to pro rata reduction in the event the Company’s expenses exceeded $6,225,000. Following such presentation, Jefferies indicated to the board of directors that, subject to review of the definitive agreements, it would be prepared to render its opinion to the board of directors as to the fairness of the merger consideration at such time as the board of directors formally approved the merger transaction with Apollo. Following such presentation, Jefferies, CIBC World Markets and Messrs. Goncalves, Freeman and Hageman, as well as Mr. Dienst, were requested to leave the meeting. Thereupon, the members of the Company’s compensation committee raised with the transaction committee (other than Mr. Dienst) the possibility of recognizing Mr. Dienst’s substantial efforts and time commitment in negotiating the transaction by providing him with a payment upon the completion of a sale transaction. After discussion, the members of the transaction committee (other than Mr. Dienst) agreed that any amount payable to Mr. Dienst should not exceed $1 million and in any event should not result in any reduction to the offer price. However, the transaction committee determined that until all matters relating to the Apollo transaction were resolved, it was premature to make any final resolution as to the payment or the amount thereof.

During the period between May 10, 2005 and May 12, 2005, Mr. Dienst, Akin Gump and CIBC World Markets, on the one hand, and Apollo and Wachtell Lipton, on the other hand, continued to negotiate the remaining open issues relating to the merger agreement.

On May 12, 2005, a representative of Apollo and Mr. Dienst had a telephone call with respect to the price per share to be offered by Apollo in the transaction. Apollo advised Mr. Dienst that it was reducing its offer price from $23.00 per share to $22.00 per share. Apollo explained to Mr. Dienst that the reduction of its offer price was due to, among other things, continued weakness in the debt financing markets, and the requirement by Credit Suisse that Apollo increase its equity investment in the transaction. On this date, the price of hot rolled coil steel was $560 per ton (or approximately 12.5% lower than on February 28th, the date Apollo first proposed to acquire the Company), the Philadelphia Steel Price Index was $180.2 (or approximately 33% lower than on February 28th, the date Apollo first proposed to acquire the Company), and the High Yield Steel Index was 7.5% (or approximately 27% higher than on February 28th, the date Apollo first proposed to acquire the Company). Following discussion, Apollo agreed that its offer price of $22.00 per share would not be subject to reduction, even if the Company’s professional fees and expenses exceeded the threshold of $6,225,000. Later that day, Apollo informed Mr. Dienst that Credit Suisse had executed Apollo’s debt commitment letter and that Apollo expected that CIBC World Markets would execute such letter within the next couple of days. Following the call, Apollo sent Mr. Dienst a copy of Apollo’s debt commitment letter executed by Credit Suisse, which specified the purchase price at $22.00 per share in cash. On May 12, 2005, the Company’s stock price closed at $14.05 per share.

Later on May 12, 2005, a special meeting of the transaction committee of the board of directors was held. Mr. Dienst discussed with the committee the fact that the metals and steel markets continued to deteriorate and that the Company’s stock price continued to fall, having traded as low as $13.88 earlier in the day. Mr. Dienst summarized to the committee his recent discussion with Apollo, and indicated that Apollo had reduced its offer to $22.00 per share, but that such price would no longer be subject to reduction, even if the Company’s professional fees and expenses exceeded a certain threshold. Mr. Dienst also told the board that Credit Suisse had executed Apollo’s debt commitment letter and that CIBC World Markets was expected to do so shortly. At Mr. Dienst’s request, CIBC World Markets discussed with the committee the adverse conditions that continued to exist in the debt financing market and the steel industry generally. Akin Gump then reviewed the open issues with respect to the merger agreement that were raised in a call earlier in the day with Wachtell Lipton.

During the period between May 12, 2005 and May 17, 2005, the Company, Akin Gump and CIBC World Markets, on the one hand, and Apollo and Wachtell Lipton, on the other hand, finalized the terms of the merger agreement.

On May 13, 2005, Apollo executed the debt commitment letter with Credit Suisse and CIBC World Markets for the financing of the transaction at a purchase price of $22.00 per share in cash.

On May 14, 2005, Apollo informed Mr. Dienst that Mr. Goncalves had executed his employment agreement and equity participation agreements with Apollo. Apollo also informed the Company that, prior to entering into the merger agreement with the Company, it would require each of Messrs. Terry L. Freeman, chief financial officer of the Company, and John A. Hageman, chief legal officer of the Company, to enter into an employment agreement and other agreements requiring the rollover of a substantial portion of their equity in the Company into Parent at the effective time of the merger.

On May 17, 2005, Apollo informed Mr. Dienst that Messrs. Freeman and Hageman had executed their employment and equity participation agreements.

On May 18, 2005, the board of directors held a special meeting for purposes of obtaining final approval of the merger agreement. Mr. Dienst informed the board of directors that all issues relating to the merger agreement had been resolved, and that the merger agreement reflected a price of $22.00 per share in cash without any provision for reduction. He also informed the board of directors that Citadel’s support agreement had been finalized, Messrs. Goncalves, Freeman and Hageman had each executed their respective employment and equity participation agreements, and that Apollo had provided Mr. Dienst with a copy of the debt commitment letter executed by Apollo, Credit Suisse and CIBC World Markets. At Mr. Dienst’s request, Akin Gump reviewed with the board of directors the terms of the final merger agreement, a copy of which was distributed to the members of the board of directors in advance of the meeting, as well as how certain outstanding issues were resolved since the last meeting of the transaction committee of the board of directors on May 12, 2005. CIBC World Markets then confirmed that the final purchase price of $22.00 per share did not materially impact the preliminary financial analyses which CIBC World Markets previously reviewed with the board of directors at its May 10, 2005 meeting. Jefferies then joined the meeting and reviewed with the board of directors its financial analysis of the merger consideration, noting that the per share consideration had been reduced to $22.00 per share since its presentation at the May 10, 2005 meeting. Following its presentation, Jefferies delivered to the board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its written opinion, the consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Apollo and its affiliates and other than any members of the Company’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger. Following discussions, the Company’s board of directors, by unanimous vote (other than Mr. Goncalves who abstained from voting) approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement. Following such action, the members of the compensation committee recommended that the board of directors, in recognition of his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, approve the payment to our Chairman of $500,000 upon the closing of the sale transaction. Thereupon, the board of directors approved (with Mr. Dienst and Mr. Goncalves abstaining) that Mr. Dienst receive $500,000 upon completion of the transaction with Apollo (or a transaction that constitutes a superior proposal as permitted by the merger agreement). For a discussion of the reasons for the merger, see “Special Factors—Purposes, Reasons and Plans for Metals USA after the Merger”; and for a discussion of the effects of the merger on Metals USA, see “Special Factors—Certain Effects of the Merger.”

After the conclusion of the May 18, 2005 meeting of the Company’s board of directors, the Company, Parent and Merger Sub executed the merger agreement and affiliates of Citadel and Parent executed the Support Agreement. Thereupon, the Company and Apollo issued a press release announcing the merger agreement.

Reasons for the Merger

After careful consideration, the Company’s board of directors (excluding C. Lourenco Goncalves, who abstained), by unanimous vote called for that purpose, approved and determined the merger agreement advisable and declared that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). In the course of reaching its decision to approve the merger agreement and the merger, the Company’s board of directors consulted with the Company’s legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	the price being paid for each share of Metals USA common stock in the merger represents a substantial premium to historic trading prices, including a premium of over 58% over the closing sale price of $13.89 on the NASDAQ National Market on May 17, 2005 (the trading day immediately prior to the date on which the Company announced the execution of the merger agreement) and over 35% over the preceding 30-trading day average, 14% over the preceding 60-trading day average, 17% over the preceding 90-trading day average, 21% over the preceding 180-trading day average, and 98% over the trading day average since November 5, 2002 (the first trading day since the Company’s emergence from bankruptcy);

•	its belief that the merger was more favorable to stockholders than any other alternative reasonably available to the Company and its stockholders, including a business combination with another company in the metals and steel industry (based on the Company’s discussions with certain such companies in late 2004 and early 2005 and its belief that no company in the metals and steel industry with the ability to acquire the Company was likely to be interested in pursuing a business combination with the Company and that no other private investment management firm or financial buyer was likely to offer a purchase price greater than the purchase price offered by Apollo), and including continuing to operate the business, because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the steel and metals industry on which the Company’s business depends, and general industry, economic and market conditions, both on an historical and on a prospective basis;

•	the financial matters reviewed with our board of directors by the Company’s financial advisor, CIBC World Markets, in connection with the proposed merger (see “Special Factors—Background of the Merger”);

•	the opinion dated May 18, 2005 of Jefferies, as investment bankers, to the board of directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors. The full text of the Jefferies opinion dated May 18, 2005, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement”) and the fact that they were the product of extensive negotiations between the parties;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted, prior to stockholder approval, to furnish information to and conduct negotiations with third parties that make an “acquisition proposal” as defined in the merger agreement;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to stockholder approval, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of a $17 million termination fee (representing approximately 3.25% of the total equity value of the Company) and payment of Parent’s and Merger Sub’s expenses of up to $4 million (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”);

•	its belief that the adverse conditions prevailing in the debt financing markets and the metals and steel markets generally could negatively impact the ability of Parent and Merger Sub or other potential acquirors to purchase the shares of Metals USA common stock at a price greater than $22.00 per share;

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex C); and

•	the board of directors’ understanding, after consultation with its professional advisors, that both the $17 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent and Merger Sub for certain expenses, up to a limit of $4 million, in the event that the merger agreement is terminated under certain circumstances are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). These procedural safeguards include the following:

•	the fact that, other than the acceleration of the right to receive shares or options to acquire shares of Metals USA common stock held by each director, the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time, the equity investment and employment arrangement by Mr. Goncalves in and with the surviving corporation or Parent, and the $500,000 cash payment payable to our Chairman, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	the fact that our compensation committee did not recommend, and the board of directors (other than Messrs. Dienst and Goncalves who abstained) did not approve, the award to our Chairman of a cash payment of $500,000 until after the board of directors had approved of the merger agreement and that, if paid, such payment will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger or the closing of a superior transaction;

•	the fact that the board of directors negotiated the terms of the merger agreement, including the amount of the merger consideration, without the participation of Mr. Goncalves;

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Goncalves, and with knowledge of the interests of Mr. Goncalves and the other management participants in the merger;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to furnish information, and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of the Company have the right to demand appraisal of their shares.

In light of the procedural safeguards discussed above and the fact that as of             , the record date, members of management held and are entitled to vote, in the aggregate, less than 1.0% of the Company’s outstanding common stock, the board of directors did not consider it necessary to require adoption of the merger agreement by at least a majority of the Company’s unaffiliated stockholders.

The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by Merger Sub’s debt commitment letter is not obtained;

•	the fact that Merger Sub’s financing under the terms of its debt commitment letter is conditioned upon the absence of any disruptions or adverse changes in the financial, banking or capital markets generally, or in the market for new issuances of leveraged loans of high-yield securities in particular, that could, in the lenders’ judgment, reasonably be expected to impair the syndication of the facilities provided or the placement of the notes related to the financing;

•	the fact that Parent’s obligation to complete the merger is conditioned upon Mr. Goncalves’ employment agreement with Merger Sub not being terminated as of the effective time of the merger, and that Mr. Goncalves’ employment agreement may be terminated by Merger Sub before the completion of the merger for “cause” which is defined for purposes of the merger agreement to include the emergence of facts or developments that are reasonably likely to significantly adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves and the Company, or the occurrence of a materially adverse outcome in such litigation; see “The Merger Agreement—Conditions to the Merger;”

•	the fact that Parent’s obligation to complete the merger is conditioned upon the Company receiving specified third party consents and approvals and certain other third party consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability;

•	the fact that Parent’s obligation to complete the merger is conditioned upon its representations and warranties (other than representations and warranties relating to the Company’s capitalization and to the absence of any material adverse effect since December 31, 2004) under the merger agreement being true and correct as of May 18, 2005 and at the effective time of the merger, except where the failure to be so true and correct would not individually or in the aggregate, have a material adverse effect on the Company;

•	the fact that Parent’s obligation to complete the merger is conditioned upon its representations and warranties relating to the Company’s capitalization as of May 18, 2005 and at the effective time of the merger being true in all respects, except where Parent and Merger Sub would not be required to expend monies in excess of $100,000;

•	the fact that the price being paid for each share of Metals USA common stock in the merger is 14.9% below the recent historical high of Metals USA common stock of $25.85 on March 7, 2005;

•	the fact that an all cash transaction generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) will lose the opportunity to participate in any future earnings or growth of Metals USA and will not benefit from any future appreciation in value of Metals USA;

•	the terms of management participation in the merger and the fact that Mr. Goncalves and certain of the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that the Company is entering into a merger agreement with newly-formed corporations with essentially no assets, and the fact that the Company’s remedy under the merger agreement for monetary damages in connection with a breach of the merger agreement by Parent or Merger Sub is limited to up to $1 million in reimbursement for certain expenses.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern business and therefore did not consider liquidation value to be a relevant methodology. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Metals USA as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of March 31, 2005 and June 30, 2005 was $16.55 and $17.33, respectively, or approximately 25% and 21%, respectively, lower than the $22.00 per share cash merger consideration.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, by unanimous vote of the board of directors (excluding C. Lourenco Goncalves, who abstained):

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Jefferies & Company, Inc.

Metals USA engaged Jefferies & Company, Inc. solely to render an opinion to Metals USA’s board of directors as to the fairness, from a financial point of view, to holders of Metals USA common stock of the merger consideration to be received by such holders pursuant to the merger agreement, other than Parent and its affiliates and other than any members of Metals USA’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger, whom are referred to as the “Participating Investors.” On May 18, 2005, Jefferies rendered to Metals USA’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety. The summary of the Jefferies opinion in this proxy statement is qualified in its entirety by reference to the full text of the Jefferies opinion.

The Jefferies opinion was provided to Metals USA’s board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of Metals USA common stock, other than Parent and its affiliates and other than the Participating Investors, and does not address any other aspect of the merger. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement.

In connection with its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed Metals USA’s operations and prospects;

•	reviewed certain financial and other information about Metals USA that was publicly available;

•	reviewed information furnished by Metals USA’s management, including certain internal financial analyses, budgets, reports and other information;

•	held discussions with various members of senior management of Metals USA concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	reviewed certain financial forecasts prepared by Wall Street research analysts who report on Metals USA;

•	reviewed the share trading price history of Metals USA for a period Jefferies deemed appropriate, both on a stand-alone basis and relative to certain companies Jefferies deemed relevant;

•	reviewed the valuation of Metals USA implied by the merger consideration;

•	reviewed the valuations of publicly traded companies that Jefferies deemed comparable in certain respects to Metals USA;

•	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the business of Metals USA;

•	reviewed the premiums paid in selected acquisition transactions; and

•	prepared a discounted cash flow analysis of Metals USA.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Metals USA as Jefferies considered appropriate in rendering its opinion.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Metals USA or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to its analysis.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Metals USA informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Metals USA as to the future performance of Metals USA. Jefferies expressed no opinion as to Metals USA’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies assumed that Metals USA will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies’ opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, Metals USA, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Metals USA, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Metals USA, and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Metals USA, and its stockholders. In addition, in preparing its opinion Jefferies did not take into account any tax consequences of the transaction to any holder of Metals USA common stock.

In rendering its opinion, Jefferies also assumed with the consent of Metals USA’s board of directors that:

•	the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

•	there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Metals USA or any of its subsidiaries or affiliates is a party; and

•	all material assets and liabilities (contingent or otherwise, known or unknown) of Metals USA were as set forth in the consolidated financial statements provided to Jefferies by Metals USA, as of the dates of such financial statements.

In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the merger consideration, or any other aspects of the merger, or to provide services other than the delivery of its opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Metals USA, or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Jefferies assumed that such terms were the most beneficial terms from Metals USA’s perspective that could under the circumstances be negotiated among the parties to such transactions, and Jefferies expressed no opinion whether any alternative transaction might produce consideration for Metals USA’s stockholders in an amount in excess of that contemplated in the merger.

Jefferies’ opinion was for the use and benefit of Metals USA’s board of directors in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to Metals USA, nor did it address the underlying business decision by Metals USA to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies expressed no opinion as to the price at which Metals USA common stock will trade at any future time.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies’ view of Metals USA’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Metals USA’s and

Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Metals USA’s board of directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that was presented to the Metals USA board of directors on May 18, 2005 in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The summary below is qualified by reference to the complete written presentation, a copy of which has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger. A complete copy of Jefferies’ presentation also will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

Transaction Overview. Based upon the merger consideration of $22.00 per share, approximately 21.5 million shares outstanding of Metals USA common stock as of May 16, 2005 on a fully diluted basis (calculated using the treasury stock method), and approximately $264.1 million of net debt, Jefferies noted that the merger consideration implied a net offer value of approximately $473.3 million, and a transaction value of approximately $737.4 million. Jefferies also noted that the merger consideration of $22.00 per share represented:

•	a premium of 58.4% to the closing price per share of Metals USA common stock on May 17, 2005, which was the last full trading day prior to public announcement of the merger agreement,

•	a premium of 78.0% to the closing price per share of Metals USA common stock on May 17, 2004 of $12.36, which was the lowest closing price of the Metals USA common stock during the 52-week period ending May 17, 2005, and

•	a discount of 14.9% to the closing price per share of Metals USA common stock on March 7, 2005 of $25.85, which was the highest closing price of the Metals USA common stock during the 52-week period ending May 17, 2005.

Historical Trading Analysis. Jefferies reviewed the share price trading history of Metals USA common stock for the one year period ending May 17, 2005 on a stand-alone basis and also in relation to the S&P 500 Index and to a composite index consisting of the following steel service center and processor companies:

•	A.M. Castle & Co.

•	Worthington Industries, Inc.

•	Earle M. Jorgensen Company

•	Harris Steel Group Inc.

•	Novamerican Steel Inc.

•	Olympic Steel, Inc.

•	Reliance Steel & Aluminum Co.

•	Shiloh Industries, Inc.

•	Steel Technologies Inc.

•	Ryerson Tull, Inc.

Comparable Company Analysis. Using publicly available information and information provided by Metals USA management, Jefferies analyzed the trading multiples of Metals USA common stock and the corresponding trading multiples of the group of companies listed above under “Historical Trading Analysis.” In its analysis, Jefferies derived and compared multiples for Metals USA and the selected companies, calculated as follows:

•	the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2005, which is referred to as “Enterprise Value/CY 2005E EBITDA,” and

•	the enterprise value divided by EBITDA for the latest-twelve-month period, or “LTM,” which is referred to as “Enterprise Value/LTM EBITDA.”

This analysis indicated the following:

Comparable Public Companies Multiples

	High	Low	Mean	Median
Enterprise Value/CY 2005E EBITDA*	5.0x	4.0x	4.5x	4.6x
Enterprise Value/LTM EBITDA**	4.8x	3.3x	4.1x	4.0x

*	The following companies were excluded because their multiples were either not meaningful (due to EBITDA numbers resulting in multiples that, in Jefferies’ judgment, were not reflective on a comparative basis of the valuation of the other companies) or not available: A.M. Castle & Co., Earle M. Jorgensen Co., Novamerican Steel Inc., Olympic Steel Inc., Shiloh Industries, Inc. and Ryerson Tull Inc.
**	The following companies were excluded because their multiples were not meaningful (due to EBITDA numbers resulting in multiples that, in Jefferies’ judgment, were not reflective on a comparative basis of the valuation of the other companies): A.M. Castle & Co., Olympic Steel Inc., and Ryerson Tull Inc.

Using a reference range of 4.0x to 5.0x Metals USA’s estimated 2005 EBITDA of approximately $113.1 million and a reference range of 3.3x to 4.8x Metals USA’s LTM EBITDA of approximately $175.4 million, Jefferies determined an implied enterprise value for Metals USA by multiplying the amount of Metals USA’s EBITDA (estimated 2005 EBITDA or LTM EBITDA, as the case may be) by the applicable reference range, then subtracted debt of approximately $278.4 million and added cash of approximately $14.3 million to determine an implied equity value. Based upon approximately 20.3 million shares of Metals USA common stock outstanding as of May 16, 2005 and taking into account the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $9.25 to $14.50 using the estimated 2005 EBITDA multiples, and approximately $15.25 to $26.25 using the LTM EBITDA multiples, in each case compared to the merger consideration of $22.00.

No company utilized in the comparable company analysis is identical to Metals USA. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Metals USA’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis. Using publicly available information, Jefferies examined the following eight transactions involving steel service center and processor companies. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Edgen Corporation	Jefferies Capital Partners	January 2005
Integris Metals Corporation	Ryerson Tull, Inc.	October 2004
J&F Steel, LLC (Arcelor)	Ryerson Tull, Inc.	June 2004

Target	Acquiror	Month and Year Announced
Precision Strip	Reliance Steel and Aluminum Co.	June 2003
Acier Leroux, Inc. (f.k.a. Leroux Steel, Inc.)	Russel Metals, Inc.	April 2003
Milwaukee Plates Division of Metals USA, Inc.	Russel Metals, Inc.	August 2002
A.J. Forsyth and Company, Ltd.	Russel Metals, Inc.	October 2001
Assets of Cold Metal Products, Inc.	Maksteel Inc.	March 1999

Using publicly available estimates for each of these transactions, Jefferies reviewed the transaction value as a percentage of the target company’s LTM Revenue immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM Revenue.” This analysis indicated the following:

Selected Precedent Transactions Multiples

	High	Low	Mean	Median
Transaction Value/LTM Revenue*	202%	32%	63%	39%

*	Excludes Russel Metals, Inc.’s acquisition of A.J. Forsyth and Company, Ltd. because such information was not available.

Using a reference range of 35% to 60% of Metals USA’s LTM revenue of approximately $1,618.2 billion, Jefferies determined an implied enterprise value for Metals USA by multiplying the amount of Metals USA’s LTM revenues by the reference range, then subtracted debt of approximately $278.4 million and added cash of approximately $14.3 million to determine an implied equity value. Based upon approximately 20.3 million shares of Metals USA common stock outstanding as of May 16, 2005 and taking into account the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $14.50 to $31.25, compared to the merger consideration of $22.00.

No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Metals USA’s and Jefferies’ control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Metals USA through the fiscal year ending December 31, 2009 using Metals USA management’s financial projections. Jefferies also calculated the terminal value of the enterprise at December 31, 2009 by multiplying projected EBITDA in the fiscal year ending December 31, 2009 by multiples ranging from 4.0x to 5.0x, based upon EBITDA trading multiples for the selected comparable companies noted above. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 10% to 12%, based upon Metals USA’s estimated weighted average cost of capital. To determine the implied total equity value for Metals USA, Jefferies subtracted debt and added cash to the implied enterprise value for Metals USA. After accounting for the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $12.75 to $18.00, compared to the merger consideration of $22.00.

Premiums Paid Analysis. Using publicly available information, Jefferies analyzed the premiums offered in 79 public merger and acquisition transactions involving a target company in a manufacturing industry announced from January 1, 2000 to May 7, 2005 with transaction values between $250 million and $750 million.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week and four weeks prior to the transaction’s announcement. This analysis indicated the following mean premia for those time periods prior to announcement:

Premiums Analysis

Time Period Prior to Announcement	Mean
1 day	30.6%
1 week	35.6%
4 weeks	42.5%

Using a reference range of a premium of 30% to 43% over the target company’s share price, and the closing price per share of Metals USA common stock on May 17, 2005 of $13.89, this analysis indicated a range of implied prices per share of Metals USA common stock of approximately $18.25 to $19.75, compared to the merger consideration of $22.00.

Jefferies’ opinion was one of many factors taken into consideration by Metal USA’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Metals USA’s board of directors or management with respect to the merger or the merger consideration.

Jefferies was selected by Metal USA’s board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of Metals USA for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement letter between Metals USA and Jefferies dated May 2, 2005, Metals USA has paid Jefferies a fee in the amount of $500,000 upon delivery of the Jefferies opinion to Metal USA’s board of directors. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of Jefferies’ counsel. Metals USA has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

Financial Advisory Services of CIBC World Markets Corp.

The Company retained CIBC World Markets to act as its exclusive financial advisor in connection with a possible sale or other transfer of all or substantially all of the assets or securities of the Company or any extraordinary corporate transaction involving a change of control of the Company. CIBC World Markets began providing financial advisory services to the Company in connection with the proposed transaction on or about February 1, 2005. The Company selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation, experience and familiarity with the Company and its business and the metals and steel industry generally.

In connection with the merger, CIBC World Markets reviewed certain financial matters with the Company’s board of directors at meetings of the board held on March 1, 2005, May 3, 2005 and May 10, 2005. A copy of CIBC World Markets’ written presentations to the Company’s board have been filed as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and also will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

Given CIBC World Markets’ participation in the financing of the merger, CIBC World Markets was not requested to, and it did not, deliver an opinion in connection with the merger. CIBC World Markets’ presentations do not address the fairness of the consideration to be received in the merger or the Company’s underlying business decision to effect the merger, and the presentations do not address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In addition, the presentations made by CIBC World Markets do not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.

In preparing its presentations, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by the Company and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to financial forecasts and estimates relating to the Company which were provided to or discussed with CIBC World Markets by the Company’s management, CIBC World Markets assumed, at the direction of the Company’s management, without independent verification or investigation, that the financial forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the Company’s management as to the Company’s future financial condition and operating results. CIBC World Markets did not express any opinion as to the Company’s underlying valuation, future performance or long-term viability and did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.

CIBC World Markets’ presentations were necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the respective dates of the presentations. CIBC World Markets does not have any obligation to update, revise or reaffirm its presentations.

Except as described above, the Company imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in preparing the presentations. The following are brief summaries of each of these presentations.

March 1, 2005 Presentation

At the March 1, 2005 meeting of the Company’s board of directors held to discuss the status of the proposed Apollo transaction, CIBC World Markets reviewed with the board of directors, among other things:

•	the historical stock price performance and trading volumes of the Company common stock over various periods ended February 28, 2005;

•	certain preliminary financial analyses relating to the Company based on trading multiples of selected companies in the metals and steel industry, implied transaction multiples in selected publicly announced transactions in the metals and steel industry, implied premiums paid in cash merger or acquisition transactions publicly announced since January 1, 2001 with transaction values of between $500 million and $1 billion, and the future cash flows of the Company as projected by the Company’s management; and

•	leverage statistics of the Company were it acquired through a leveraged buyout assuming, among other things, a hypothetical per share purchase price of $26.81, which reflected a 10% premium over the closing price of the Company common stock on February 28, 2005 of $24.37, and internal rates of return for an acquiror in a leveraged buyout of the Company assuming, among other things, hypothetical per share purchase prices ranging from $24.37 to $31.68, which reflected a 30% premium over the closing price of the Company common stock on February 28, 2005.

May 3, 2005 Presentation

At the May 3, 2005 meeting of the Company’s board of directors held to update the board on the status of the merger and then prevailing conditions in the steel industry and the debt financing markets, CIBC World Markets reviewed with the board of directors, among other things:

•	the historical stock price performance and trading volumes of the Company common stock over various periods ended March 14, 2005 and May 2, 2005;

•	data relating to the general decline between March 14, 2005 and May 2, 2005 in stock prices of the Company and selected companies in the metals and steel industry and the general increase in the yields on high-yield debt securities generally and for those of selected companies in the metals and steel industry;

•	implied multiples and premiums for the Company based on hypothetical per share purchase prices ranging from $14.50 (the closing price of the Company common stock on May 2, 2005) to $26.50;

•	the preliminary financial analyses previously reviewed with the board of directors at its March 1, 2005 meeting, which analyses were updated to the extent relevant for closing stock prices as of May 2, 2005; and

•	leverage statistics of the Company were it acquired through a leveraged buyout assuming, among other things, hypothetical per share purchase prices of $26.50 and $25.56 and internal rates of return for an acquiror in a leveraged buyout of the Company assuming, among other things, hypothetical per share purchase prices ranging from $20.00 to $26.50.

May 10, 2005 Presentation

At the May 10, 2005 meeting of the Company’s board of directors to consider Apollo’s reduced preliminary offer price of $23.00 per share, CIBC World Markets reviewed with the board of directors, among other things:

•	the historical stock price performance of the Company and selected companies in the metals and steel industry and trading volumes of the Company common stock over various periods ended May 9, 2005;

•	implied multiples and premiums for the Company based on the $23.00 per share offer price; and

•	the preliminary financial analyses previously reviewed with the board of directors at its May 3, 2005 board of directors meeting, which analyses were updated to the extent relevant for closing stock prices as of May 9, 2005.

The May 10, 2005 presentation included information with respect to the following preliminary financial analyses:

•	a selected companies analysis based on trading multiples of latest 12 months and estimated calendar years 2005 and 2006 earnings before interest, taxes, depreciation and amortization, or EBITDA, of the following five publicly traded companies in the metals and steel industry: Earle M. Jorgensen Company, Novamerican Steel Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co., Russel Metals Inc. and Ryerson Tull, Inc.;

•

a selected transactions analysis based on implied transaction multiples of latest 12 months and estimated calendar year 2005 EBITDA of the following five public announced merger or acquisition transactions in the metals and steel industry: Ryerson Tull, Inc./Integris Metals, Inc., Reliance Steel & Aluminum Co./Precision Strip, Inc., Russel Metals Inc./Leroux Steel, Inc., Inland Steel Industries, Inc./Ryerson Tull, Inc. and Reliance Steel & Aluminum Co./Chatham Steel Corp.;

•	a premiums paid analysis based on premiums paid in 46 merger or acquisition cash transactions publicly announced since January 1, 2001 with transaction values of between $500 million and $1 billion; and

•	a discounted cash flow analysis based on the net present value, using discount rates ranging from 9.0% to 11.0%, of the future cash flows that the Company could generate in fiscal years 2005 through 2009 as projected by the Company’s management and of terminal values, which terminal values were derived by applying EBITDA terminal value multiples ranging from 5.0x to 6.5x to the Company’s fiscal year 2009 estimated EBITDA.

The summary of the presentations described above is included in this proxy statement only because the presentations were received by the Company’s board of directors. As noted above, CIBC World Markets’ presentations did not relate to the $22.00 per share consideration to be received in the merger and were provided to give the board a general and preliminary sense of market conditions prevailing during the course of the Company’s discussions with Apollo and other factors that could affect valuation. In presenting its analyses to the board of directors, CIBC World Markets did not draw, in isolation, any conclusions from or with regard to any one factor or method of analysis or with respect to the factors and analyses considered as a whole, and none of the analyses performed by CIBC World Markets was assigned greater significance by CIBC World Markets than any other. CIBC World Markets’ presentations should not be viewed as determinative of the views of the board of directors with respect to the merger or the consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between the Company and Apollo and the decision to enter into the merger was solely that of the Company’s board of directors.

Miscellaneous

Pursuant to the terms of CIBC World Markets’ engagement, the Company has agreed to pay CIBC World Markets for its financial advisory services an aggregate fee currently estimated to be approximately $5.7 million, of which all but $100,000 is contingent upon consummation of the merger. The Company also has agreed to reimburse CIBC World Markets for reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of CIBC World Markets’ engagement. As more fully described under “Special Factors—Financing,” CIBC World Markets has committed to provide bridge financing, if necessary, for the merger, for which services it expects to receive compensation.

In the ordinary course of business, CIBC World Markets and its affiliates may actively trade or hold the securities of the Company and certain of its affiliates for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of March 31, 2005, an affiliate of CIBC World Markets held for its own account 154,710 shares of the Company’s common stock. In addition, Daniel W. Dienst, Chairman of the Company’s board of directors, was a managing director of CIBC World Markets from May 2000 to January 2004. Mr. Dienst is not currently an employee of CIBC World Markets. CIBC World Markets provided financial advisory services to the Company in September 2004 in connection with a possible business combination by the Company which was not ultimately pursued. CIBC World Markets also has provided financial advisory services to Metal Management, Inc. during the past two years. Mr. Dienst is the chairman, chief executive officer and president of Metal Management, Inc.

Position of C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman may be deemed to be an affiliate of Metals USA. Metals USA is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. “Going private” means that shares of Metals USA common stock will no longer be quoted on NASDAQ National Market, Metals USA will be a privately held corporation, and there will be no public market for its common stock. In addition, as a result of “going private,” the registration of the shares of Metals USA common stock under the Exchange Act will be terminated. See “Special Factors – Certain Effects of the Merger.”

Messrs. Goncalves, Freeman and Hageman have interests in the merger different from, and in addition to, the other stockholders of Metals USA. These interests are described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

None of Messrs. Goncalves, Freeman and Hageman undertook a formal evaluation of the fairness of the merger or engaged a financial advisor for such purposes. However, each of Messrs. Goncalves, Freeman and Hageman believes that the merger agreement and the merger are substantively and procedurally fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) and each has adopted the conclusions of the Company’s board of directors based upon the reasonableness of those conclusions and his respective knowledge of Metals USA, as well as the findings of the Company’s board of directors with respect to the fairness of the merger to such stockholders (see “Special Factors—Reasons for the Merger” and “Special Factors—Recommendation of the Company’s Board of Directors”). While Mr. Goncalves is a director of Metals USA, because of his differing interests in the merger he did not participate in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. While Messrs. Goncalves, Freeman and Hageman are executive officers of Metals USA, because of their differing interests in the merger none of them participated in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. For these reasons, each of Messrs. Goncalves, Freeman and Hageman does not believe that his respective interests in the merger influenced the decision of the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by each of Messrs. Goncalves, Freeman and Hageman in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Messrs. Goncalves, Freeman and Hageman found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his respective position as to the fairness of the merger agreement and the merger. Each of Messrs. Goncalves, Freeman and Hageman believes that these factors provide a reasonable basis for his belief that the merger is fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). This belief should not, however, be construed in any way as a recommendation to any stockholder of Metals USA as to whether such stockholder should vote in favor of the adoption of the merger agreement.

Position of Merger Sub, Parent, Apollo and the Apollo Affiliates as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of Merger Sub, Parent, Apollo and the Apollo Affiliates may be deemed to be an affiliate of the Company. Merger Sub, Parent, Apollo and the Apollo Affiliates are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Merger Sub, Parent, Apollo and the Apollo Affiliates as to the fairness of the merger is not a recommendation to any stockholder as to how the stockholder should vote on the merger.

None of Merger Sub, Parent, Apollo or the Apollo Affiliates participated in the deliberations of the Company’s board of directors regarding, or received advice from the Company’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did Merger Sub, Parent, Apollo or the Apollo Affiliates undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. However, Merger Sub, Parent, Apollo and the Apollo Affiliates believe that the merger agreement and the merger are substantively and procedurally fair to the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). In particular, Merger Sub, Parent, Apollo and the Apollo Affiliates considered the following material positive factors:

•	the price being paid for each share of Metals USA common stock in the merger represents a substantial premium to historic trading prices, including a premium of over 58% over the closing sale price of $13.89 on the NASDAQ National Market on May 17, 2005 (the trading day immediately prior to the date on which the Company announced the execution of the merger agreement) and over 35% over the preceding 30-trading day average, 14.1% over the preceding 60-trading day average, 17% over the preceding 90-trading day average, 21% over the preceding 180-trading day average, and 98% over the preceding trading day average since November 5, 2002 (the first trading day since the Company’s emergence from bankruptcy);

•	the fact that holders of the Company’s common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with all of the required procedures under Delaware law will be allowed to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that the Company’s board of directors determined, by unanimous vote (excluding C. Lourenco Goncalves, who abstained), that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	the $22.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the parties;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that the Company’s board of directors received the opinion, dated May 18, 2005, of Jefferies, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

In addition, Merger Sub, Parent, Apollo and the Apollo Affiliates considered the following material negative factors:

•	the fact that the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) will not participate in any future earnings or growth of Metals USA and will not benefit from any future appreciation in value of Metals USA;

•	the terms of management participation in the merger and the fact that Mr. Goncalves and certain of the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the fact that the price being paid for each share of Metals USA common stock in the merger is 14.9% below the recent historical high of Metals USA common stock of $25.85 on March 7, 2005;

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by Merger Sub’s debt commitment letter is not obtained;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•	the fact that an all cash transaction would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes.

Based on information provided by the Company, Merger Sub, Parent, Apollo and the Apollo Affiliates believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). These procedural safeguards identified by the Company include the following:

•	the fact that, other than the acceleration of the right to receive shares or options to acquire shares of Metals USA common stock held by each director, the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time, the equity investment and employment arrangement by Mr. Goncalves in and with the surviving corporation or Parent, and the $500,000 payment payable to our Chairman, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Goncalves, and with knowledge of the interests of Mr. Goncalves and the other management participants in the merger;

•	the fact that the board of directors negotiated the terms of the merger agreement, including the amount of the merger consideration, without the participation of Mr. Goncalves;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of the Company have the right to demand appraisal of their shares; and

•	the fact that the Company’s board of directors received the opinion dated May 18, 2005 of Jefferies, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

In the course of reaching its decision as to the fairness of the proposed transaction to the Company’s stockholders, Merger Sub, Parent, Apollo and the Apollo Affiliates did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern business and therefore did not consider liquidation value as a relevant methodology. Further, Merger Sub, Parent, Apollo and the Apollo Affiliates did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Metals USA as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of March 31, 2005 and June 30, 2005 was $16.55 and $17.33, respectively, or approximately 25% and 21%, respectively, lower than the $22.00 per share cash merger consideration.

The foregoing discussion of the information and factors considered and given weight by Merger Sub, Parent, Apollo and the Apollo Affiliates in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Merger Sub, Parent, Apollo or the Apollo Affiliates found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective position as to the fairness of the merger agreement and the merger. Each of Merger Sub, Parent, Apollo and the Apollo Affiliates believes that these factors provide a reasonable basis for its belief that the merger is fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). This belief should not, however, be construed in any way as a recommendation to any stockholder of Metals USA as to whether such stockholder should vote in favor of the adoption of the merger agreement. Apollo and the Apollo Affiliates do not make any recommendation as to how the stockholders of Metals USA should vote their shares relating to the merger.

While Merger Sub, Parent, Apollo and the Apollo Affiliates believe that the merger is substantively and procedurally fair to the Company’s stockholders (other than certain members of management who will invest in equity securities of the surviving corporation or its parent), Merger Sub and Parent, Apollo and the Apollo Affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Company’s stockholders. Accordingly, Merger Sub, Parent, Apollo and the Apollo Affiliates did not negotiate the merger agreement with the goal of obtaining terms that were fair to the Company’s stockholders. Instead, Merger Sub, Parent, Apollo and the Apollo Affiliates negotiated the merger agreement with an objective which is potentially in conflict with the goal of obtaining a transaction that is fair to the Company’s stockholders.

Purposes, Reasons and Plans for Metals USA after the Merger

The purpose of the merger for Metals USA is to enable its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize the value of their investment in Metals USA through their receipt of the per share merger price of $22.00 in cash, representing a premium of approximately 58% to the $13.89 closing market price of Metals USA common stock on May 17, 2005, the last trading day before the Company announced the execution of the merger agreement. The board of directors of Metals USA has determined, based upon the reasons discussed under “Special Factors—Reasons For the Merger,” that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent).

For Merger Sub, Parent, Apollo and the Apollo Affiliates, the purpose of the merger is to allow their investors to own the Company and to benefit from any increases in the value of the Company and to bear any losses resulting from a decrease in the value of the Company after the Company’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the stockholders of the Company (other than members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of the Company with transaction costs that are lower than they would be in a two-step transaction. Parent does not intend to grant unaffiliated security holders access to its corporate files or to obtain counsel or appraisal services at its expense.

It is expected that, upon consummation of the merger, the operations of the Company will be conducted substantially as they currently are being conducted except that the Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities, such as conducting proxy solicitations and holding meetings of stockholders. The Company estimates that its annual direct expenses associated with having publicly traded equity securities are approximately [$950,000]. Parent has advised the Company that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, the Company’s management and Parent will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company. Parent expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders, certain other conditions to the closing of the merger are either satisfied or waived, and Parent has obtained its financing or alternative financing for the merger, Merger Sub will be merged with and into Metals USA, with Metals USA being the surviving corporation. Following the merger, the entire equity in Metals USA will be owned by Parent, which in turn will be owned by the Apollo Funds, Messrs. Goncalves, Freeman and Hageman and, subject to Parent’s election described below, other employees of the Company or its subsidiaries that enter into an employment agreement or other arrangement with Parent or Merger Sub (such employees, the “future management participants”). Parent expects that any equity investment of each future management participant will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

When the merger is completed, each share of Metals USA common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, Merger Sub or Parent or any of their respective direct or indirect wholly-owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash without interest.

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any such options and Merger Sub. All such options (other than certain options held by Messrs. Goncalves, Freeman and Hageman and the future management participants) not exercised prior to the merger will be converted into a right to receive, upon the exercise of the option, an amount of cash equal to $22.00 multiplied by each share of Metals USA common stock subject to the option, less the applicable exercise price of such option. Any option not so exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of Metals USA common stock subject to the option multiplied by (2) the excess of $22.00 over the exercise price per share of Metals USA common stock under such option, less any applicable withholding taxes. All or a portion of the options to purchase shares of Metals USA common stock held by Messrs. Goncalves, Freeman and Hageman and the future management participants will be converted at the effective time of the merger into options to purchase shares of Parent.

The merger agreement provides that from and after the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive (upon surrender by the holder thereof of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, the Company will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that the Company has elected to accelerate the expiration of the warrants to the 60th day following the effective time of the merger. If a warrant has not been exercised before the effective time of the merger but is exercised before the 60th day following the merger, such warrantholder will be entitled to receive, upon surrender by such holder of the warrant and the payment by such holder to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share. See “The Merger Agreement—Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock.”

The merger agreement provides that at the effective time of the merger all rights to receive additional shares of Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive from Parent or the Surviving Corporation, $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise. At the effective time of the merger, all restrictions on the delivery and issuance of such shares will lapse and such shares will be fully vested.

In connection with the merger, Messrs. Goncalves, Freeman and Hageman will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Metals USA stockholders generally. These incremental benefits include the right and obligation to make an agreed upon equity investment in Parent by exchanging a portion of their shares of Metals USA common stock, warrants, options to purchase shares of Metals USA common stock, and/or their rights to receive shares of Metals USA common stock, into equity interests in Parent. For a description of the amounts of the respective equity investments of Messrs. Goncalves, Freeman and Hageman, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger; Management Agreements.” These equity interests will be illiquid and subject to an investor rights agreement restricting the ability of Messrs. Goncalves, Freeman and Hageman and the future management participants to sell such equity. Additional incremental benefits with respect to Messrs. Goncalves, Freeman and Hageman include that Mr. Goncalves will continue as chief executive officer and as a director, Mr. Freeman will continue as chief financial officer, and Mr. Hageman will serve as chief administrative officer, of the surviving corporation. Additionally, Messrs. Goncalves, Freeman and Hageman have each entered into an employment agreement with Merger Sub. Moreover, each of Messrs. Goncalves, Freeman and Hageman has executed related agreements with respect to his equity participation in Parent.

At the effective time of the merger, current Metals USA stockholders, other than Messrs. Goncalves, Freeman and Hageman and the future management participants, will cease to have ownership interests in Metals USA or rights as Metals USA stockholders. Therefore, such current stockholders of Metals USA (other than Messrs. Goncalves, Freeman and Hageman and the future management participants) will not participate in any future earnings or growth of Metals USA and will not benefit from any appreciation in value of Metals USA.

Metals USA’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ National Market under the symbol “MUSA.” Metals USA’s warrants are quoted on the NASDAQ National Market under the symbol “MUSAW.” As a result of the merger, Metals USA will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock and warrants will cease to be quoted on the NASDAQ National Market. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Metals USA. After the effective time of the merger, Metals USA will also no longer be required to file periodic reports with the SEC on account of its common stock.

At the effective time of the merger, the directors of Merger Sub and Lourenco Goncalves will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of Metals USA. The certificate of incorporation of Metals USA will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Metals USA, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to Parent and Merger Sub, Messrs. Goncalves, Freeman and Hageman and the future management participants is that our future earnings and growth will be solely for their benefit and not for the benefit of our current stockholders. These equity interests will be illiquid and subject to an investor rights agreement restricting the ability of Messrs. Goncalves, Freeman and Hageman and the future management participants to sell such equity. The detriments to these investors are the lack of liquidity for Metals USA’s capital stock following the merger, the risk that Metals USA will decrease in value following the merger, the incurrence by it of significant additional debt as described below under “Special Factors—Financing” and the payment by the Company of approximately $9.5 million in estimated fees and expenses related to the merger and financing transactions. See “Special Factors—Merger Financing” and “Special Factors—Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders (other than Messrs. Goncalves, Freeman and Hageman and the future management participants) is the right to receive $22.00 in cash per share for their shares of Metals USA common stock. The detriments are that our stockholders, other than Messrs. Goncalves, Freeman and Hageman and the future management participants, will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

Also, a benefit to Mr. Dienst, our Chairman, if the merger is completed, is his receipt from the Company of a cash payment of $500,000 to be paid upon the completion of the transaction. The Company’s compensation committee has recommended, and board of directors (other than Messrs. Dienst and Goncalves, who abstained) has approved, this payment to Mr. Dienst, our Chairman, in recognition for his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction. This payment will be paid upon the completion of the transaction or a superior proposal approved by our board of directors. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

In addition, under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by Metals USA’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Metals USA will remain an independent public company and its common stock will continue to be quoted and traded on the NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Metals USA stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the steel and metals industry on which the Company’s business depends, and general industry, economic and market conditions.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Metals USA common stock. From time to time, Metals USA’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Metals USA, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by Metals

USA’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Metals USA will be offered, or that the business, prospects or results of operations of Metals USA will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay Parent a termination fee of $17 million (representing approximately 3.25% of the total equity value of the Company) and reimbursement of Parent’s and Merger Sub’s expenses incurred up to $4 million. For a description of the circumstances triggering payment of the termination fee and reimbursement of Parent’s and Merger Sub’s expenses, see “The Merger Agreement—Termination Fee” and “The Merger Agreement—Reimbursement of Expenses.”

If the merger agreement is terminated as a result of an uncured breach of a representation, warranty or covenant by Parent or Merger Sub, Parent must pay to the Company, its transaction expenses up to a maximum of $1 million.

Financing by Parent of Merger and Related Transactions

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $700 million, consisting of (i) approximately $474 million to pay Metals USA’s stockholders, option holders and warrant holders the amounts due to them under the merger agreement, assuming that no Metals USA stockholder validly exercises and perfects its appraisal rights, (ii) approximately $200 million to pay off existing indebtedness, and (iii) approximately $35 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

The above expenditure for payment of the merger consideration estimated by Metals USA and Parent will be reduced by the amount of shares or stock options held by employees that will be converted into stock or stock options of the surviving corporation or Parent and the amount of shares that seek appraisal rights under Delaware law.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Pursuant to an equity commitment letter from Apollo on behalf of the Apollo Funds, the proceeds of which would constitute the equity portion of the merger financing, Apollo has agreed to contribute or cause to be contributed to Parent up to $165 million in cash. The source of such funds will come from equity contributions from investors in the Apollo Funds in the ordinary course of business.

Apollo’s equity commitment is subject to:

•	the execution of the merger agreement;

•	the completion of the merger; and

•	the completion of the debt financing.

Apollo’s equity commitment will terminate upon the earlier of:

•	the effective time of the merger; and

•	termination of the merger agreement.

If Parent is obligated under the merger agreement to reimburse Metals USA for its expenses, Apollo has committed to make a contribution of up to $1 million.

Debt Financing

Merger Sub entered into a debt commitment letter dated May 13, 2005 (the “original debt commitment letter”), provided by Credit Suisse (formerly known as Credit Suisse First Boston) and CIBC World Markets whereby, subject to the terms and conditions thereof, (a) Credit Suisse committed to provide up to $450 million in the aggregate of a senior secured asset-based revolving credit facility, and (b) Credit Suisse and CIBC World Markets severally committed, if the Company is unable to issue at least $250 million of senior secured floating rate notes and/or senior secured fixed rate notes in a public offering or in a Rule 144A or other private placement on or before the effective time of the merger, to provide at least $250 million in the aggregate of senior secured increasing rate bridge loans. Thereafter, on June 8, 2005, Credit Suisse, Cayman Islands Branch, CIBC World Markets, CIBC Inc., Bank of America, N.A. and Banc of America Securities LLC (collectively, the “debt providers”) entered into an amended and restated debt commitment letter to provide that, subject to the terms and conditions thereof, (1) Bank of America, N.A. would severally commit to provide up to 30% of the $450 million senior secured asset-based revolving credit facility, thereby reducing the commitment of Credit Suisse to 70% of such facility, and (2) Credit Suisse would be sole bookrunner, Credit Suisse and Banc of America Securities LLC would be joint lead arrangers, Banc of America Securities LLC would be a co-syndication agent and Bank of America, N.A. would be sole collateral agent, for the senior secured asset-based revolving credit facility. Subject to the conditions set forth therein, in such debt commitment letter:

•	Credit Suisse, Cayman Islands Branch (together with its affiliates, “Credit Suisse”) and Bank of America, N.A. severally agreed to provide to Merger Sub, a senior secured asset-based revolving credit facility (“senior secured facility”) of up to $450 million for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Metals USA and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•	Credit Suisse and CIBC World Markets severally agreed to provide to Merger Sub, if Merger Sub is unable to issue at least $250 million of its senior secured floating rate notes (“floating rate notes”) and senior fixed rate secured notes (“senior notes”) in a public offering or in a Rule 144A or other private placement on or before the closing date, at least $250 million of senior secured increasing rate bridge loans under a senior secured credit facility (“bridge facility”) for the purpose of financing the merger, refinancing certain existing indebtedness of Metals USA and its subsidiaries, and paying fees and expenses incurred in connection with the merger.

The commitments in respect of the senior secured facility are allocated 70% to Credit Suisse and 30% to Bank of America, N.A. The commitments in respect of the bridge facility are allocated 60% to Credit Suisse and 40% to CIBC World Markets. Such commitments may be syndicated to other financial institutions or lenders, subject to certain terms and conditions in the debt commitment letter.

The debt commitments expire on December 15, 2005. The documentation governing the senior secured facility and the bridge facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitment

The availability of the senior secured facility and the bridge facility are subject, among other things, to satisfaction of the following conditions:

•	each of the debt providers not having discovered or otherwise becoming aware of any information not previously disclosed to them that is inconsistent in a material and adverse manner with the information provided to them with respect to the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Metals USA and its subsidiaries, taken as a whole, in each case that, in the debt providers’ judgment, to the extent such inconsistency would cause certain representations made in the commitment letter to be incorrect in any respect;

•	since December 31, 2004, there having not been any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Metals USA and its subsidiaries, taken as a whole;

•	the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high-yield securities in particular, in each case that, in the debt providers’ judgment, could reasonably be expected to impair the syndication of the senior secured facility and the bridge facility or the placement of the floating rate notes or the senior notes;

•	the debt providers having at least 30 consecutive days prior to the closing of the merger to syndicate the senior secured facility and the bridge facility;

•	that the Company’s consolidated earnings before interest, tax, depreciation and amortization (“EBITDA”) for the four-fiscal quarter period most recently ended before the effective time of the merger will be not less than $146 million if such four-fiscal quarter period ended on June 30, 2005 and $117.5 million if such four-fiscal quarter period ended on September 30, 2005. The Company’s consolidated EBITDA for the four-fiscal quarter period ended on June 30, 2005 was approximately $146.3 million, exceeding the minimum required amount by approximately $300,000. The Company’s most recent forecast as of early July 2005 indicates that its EBITDA for the four-fiscal quarter period ended on September 30, 2005 will be approximately 2% to 3% below the minimum required amount under the debt commitment letter. If the effective time of the merger occurs after September 30, 2005 and the Company’s actual EBITDA for the four-fiscal quarter period ended on September 30, 2005 fails to meet this $117.5 million minimum required amount, the debt providers will not be obligated under the debt commitment letter to provide the financing;

•	the Company will have excess borrowing capacity of at least $75 million at the effective time of the merger. The debt commitment letter provides that the borrowing base under the senior secured facility at any time must equal the sum of (a) 90% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Company’s flat rolled inventory plus (y) 85% of the net orderly liquidation value of all other inventory of the Company. Based on a preliminary valuation recently conducted by the debt providers’ third party appraisers, the orderly liquidation value of the Company’s inventory is projected to be approximately 12% less than originally anticipated. As a result, based on this preliminary valuation, the Company would have excess capacity less than the minimum amount required by the debt commitment letter. If such excess capacity with respect to the Company is less than $75 million at the effective time of the merger, then the debt providers will not be obligated to provide the senior secured facility or the bridge facility;

•	the negotiation, execution and delivery of definitive documentation; and

•	other customary conditions for leveraged acquisition financings.

If any portion of the debt financing under the debt commitment letter becomes unavailable, Parent will be required to use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources within 30 days after all of the other conditions to the merger agreement have been satisfied. If Parent is unable to obtain such alternative financing within such 30 day period, Parent will not be obligated to close the transaction because Parent’s obligation under the merger agreement to close the transaction is conditioned upon Parent having obtained its debt financing or alternative debt financing. Accordingly, if the debt providers, in their sole discretion, do not waive any condition that is not otherwise satisfied, and Parent is unable to obtain alternative financing within the 30 day period as described above, Parent will not be obligated to close the merger transaction, and the merger transaction may terminate as a result. We cannot assure you that the debt providers will waive any condition or that Parent will obtain alternative debt financing.

Based on our discussions with Parent, Apollo and the debt providers to date, if one or both of the minimum EBITDA condition and minimum excess capacity condition discussed above are not satisfied, there is a reasonable possibility that the debt providers will not provide the debt financing under the debt commitment letter and that, depending on the condition of the metals and steel industry (and of the Company in particular) and the debt financing markets at such time, it may be difficult, or not possible, for Parent to obtain alternative financing on comparable terms. In that event, Parent would not be obligated to close the merger transaction, and the merger transaction may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Parent is unable to obtain its debt financing and is consequently not obligated to close the merger transaction, it is possible that Parent and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In the event we agree to such a revised transaction with Parent on materially different terms than those in the merger agreement, the Company will disseminate a new proxy statement to its stockholders disclosing, among other things, the terms of such revised transaction and submit such revised transaction to a vote at a special meeting called for that purpose.

Senior Secured Asset-Based Credit Facility

General. The borrower under the senior secured facility will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. The senior secured facility will be comprised of a $450 million revolving credit facility, of which $100 million will be available in the form of letters of credit and $15 million will be available in the form of short-term swingline loans. Credit Suisse has been appointed as sole and exclusive administrative agent, sole bookrunner and joint lead arranger, Banc of America Securities LLC has been appointed as joint lead arranger and a co-syndication agent and Bank of America, N.A. has been appointed as collateral agent for the senior secured facility.

Interest Rate and Fees. Loans under the senior secured facility will, at the option of the borrower, bear interest at (1) a rate equal to LIBOR (London interbank offer rate) or (2) a rate equal to the higher of (a) the prime rate of Credit Suisse and (b) the federal funds effective rate plus 0.50%, in each case plus (or minus) an applicable margin based upon a fixed charge coverage ratio at the time. In addition, the surviving corporation will pay customary commitment fees and letter of credit fees under the senior secured facility.

Prepayments. The borrower will be permitted to make voluntary prepayments, in minimum principal amounts to be agreed upon, at any time, without premium or penalty, and required to make mandatory prepayments if the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured facility exceeds the lesser of the senior secured facility commitment amount and the borrowing base in effect at such time.

Guarantors. All obligations under the senior secured facility will be unconditionally guaranteed by Parent and by each existing and subsequently acquired or organized material domestic, and to the extent no adverse tax consequences to the borrower would result therefrom, material foreign subsidiary of the borrower.

Security. The obligations of the borrower and the guarantors under the senior secured facility will be secured by (1) perfected first-priority security interests in all accounts receivable, inventory, cash and proceeds of Parent, the borrower and the subsidiary guarantors; and (2) second-priority security interests in, and mortgages on, the collateral that is subject to first-priority security interests under the bridge facility.

Other Terms. The senior secured facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, limitations on dividends on, and redemptions and repurchases of, capital stock, prepayments, redemptions and repurchases of debt, indebtedness, investments, guarantees and hedging arrangements, limitations on mergers, acquisitions, and asset sales, transactions with affiliates, changes in the business conducted by borrower and its subsidiaries, ability of subsidiaries to pay dividends or make distributions, amendments of debt, and capital expenditures. The senior secured facility will also include customary events of defaults, including a change of control to be defined.

Private Offering of Debt Securities

The issuer of any debt securities will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. The issuer is expected to issue at least $250 million aggregate principal amount of senior secured floating rate notes and/or senior secured fixed rate notes. These notes may be issued in a public offering or in Rule 144A or other private placement. If these notes are issued in an offering pursuant to Rule 144A, the notes will be offered to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This proxy statement is not an offer to sell any debt securities and is not soliciting an offer to buy any debt securities.

Bridge Facilities

If Merger Sub is unable to complete an offering of debt securities, then Merger Sub is expected to borrow at least $250 million in loans under a senior secured increasing rate bridge facility. After consummation of the merger, the surviving corporation will be the borrower under the bridge facility.

If the bridge loans are not paid in full on or before the first anniversary of the effective time of the merger, the outstanding bridge loans will automatically be converted into a senior secured second lien term loan due seven years after the effective time of the merger.

Credit Suisse has been appointed as sole administrative agent for the bridge facility, Credit Suisse and CIBC World Markets have been appointed as joint bookrunners and joint lead arrangers for the bridge facility, and CIBC World Markets has been appointed as syndication agent.

Interest Rate and Fees. Loans under the bridge facility will bear interest at a rate equal to LIBOR (London interbank offer rate) plus a margin, and will increase from time to time thereafter in accordance with the terms of the commitment letter, subject to an overall cap in the interest rate and a cap on the portion of interest that must be paid in cash.

Prepayments. The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and required to make mandatory prepayments, with certain exceptions, with the net proceeds from (1) the public or private sale of debt of borrower or Parent required to be completed by them; (2) the issuance of any refinancing debt or equity securities by Parent or any of its subsidiaries or (3) any asset sales (to be defined) by Parent or any of its subsidiaries in excess of the amount required to be paid to the lenders under the senior secured facility. Mandatory prepayment is also required following the occurrence of a change of control (to be defined) of the borrower.

Guarantors. All obligations of the borrower under the bridge facility will be unconditionally guaranteed by Parent and by each existing and subsequently acquired or organized domestic subsidiary of Parent that is a guarantor of the senior secured facility.

Security. The obligations of the borrower and the guarantors under the bridge facility will be secured by (1) subject to certain exceptions, first-priority security interests in substantially all of the assets of Parent, borrower and the subsidiary guarantors, including a first-priority pledge of all of the capital stock of borrower (other than collateral which is subject to a first-priority security interest under the senior secured facility); and (2) second-priority security interests in the collateral that is subject to first-priority security interests under the senior secured facility.

Other Terms. The bridge facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, dividends and redemptions and repayment of subordinated debt, sale of assets, business activities, transactions with affiliates, mergers or consolidation, liens, refinancing of bridge loans and investments and acquisitions. The bridge facility will contain the same events of defaults as the senior secured facility, with exceptions as may be appropriate for bridge facilities.

Bank of America

On October 31, 2002, Metals USA and its subsidiaries entered into a loan and security agreement with Bank of America, National Association, as administrative agent, and the other lenders named in that agreement. Under the terms of the merger agreement, Parent has agreed to provide the necessary funds to allow Metals USA to repay at the effective time of the merger in full all obligations outstanding under the loan and security agreement. The total amount outstanding under the loan and security agreement as of             (the last date prior to the filing of this proxy statement that such information was available) is $            .

Mortgage Note

On October 31, 2002, Metals USA Carbon Flat Rolled, Inc., a subsidiary of Metals USA, executed a promissory note in the principal amount of $8,100,000 in favor of Bank One, NA, which we refer to in this document as the Mortgage Note. On the same date, Metals USA Carbon Flat Rolled, Inc. and Bank One, NA also entered into a corresponding loan agreement intended to supplement the terms of the Mortgage Note. The Mortgage Note was subsequently assigned by Bank One NA to General Electric Capital Corporation.

The merger agreement requires that Metals USA either prepay in full all amounts due under the promissory note (including the prepayment penalty premium required by the terms of promissory note) on June 30, 2005, or to obtain General Electric Capital Corporation’s consent on or before June 30, 2005 to permit Metals USA to prepay the promissory note at the effective time of the merger. On May 31, 2005, Metals USA prepaid in full all amounts due under the promissory note to General Electric Capital Corporation. Specifically, Metals USA paid to General Electric Capital Corporation an aggregate amount of $6,784,756.81, of which $6,642,171.69 represented payment in full of the outstanding principal due under the promissory note, $76,163.40 represented payment in full of the accrued but unpaid interest due under the promissory note and $66,421.72 represented payment of the prepayment fee due under the promissory note.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Metals USA’s stockholders should be aware that some of Metals USA’s executive officers and members of its board of directors have interests in the transaction that are different from, and/or in addition to, the interests of Metals USA’s stockholders generally. Although the unvested stock options and rights to receive shares of Metals USA common stock held by each director will vest as a result of the merger, the members of the board of directors (excluding Mr. Goncalves) are independent of and have no economic interest or expectancy of an economic interest in Merger Sub or its affiliates, and will not retain an economic interest in the surviving corporation following the merger. These members of the board of directors (excluding Mr. Goncalves) evaluated the merger agreement and evaluated whether the merger is in the best interests of Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Management Agreements

In connection with entering into the merger agreement and in contemplation of the merger, Messrs. Goncalves, Freeman and Hageman entered into certain agreements with Parent and Merger Sub. The terms of these agreements are substantially identical, other than with respect to certain economic terms which are described below.

•	Upon the closing of the merger, each of Messrs. Goncalves, Freeman and Hageman has agreed to make an equity investment in Parent in the amount specified in his respective employment and/or equity participation agreement.

•	Each of Messrs. Goncalves, Freeman and Hageman has been granted stock options to purchase shares of Parent under the terms of Parent’s stock option incentive plan and their respective non-qualified stock option agreements. In the aggregate, these option grants represent approximately 3% of the shares of common stock of the Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has been granted options to purchase up to approximately 2%, Mr. Freeman has been granted options to purchase up to approximately 0.5%, and Mr. Hageman has been granted options to purchase up to approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•	Additionally, each of Messrs. Goncalves, Freeman and Hageman has subscribed to purchase shares of Parent. In the aggregate, these shares represent approximately 3% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has subscribed to purchase shares representing approximately 2%, Mr. Freeman has subscribed to purchase shares representing approximately 0.5%, and Mr. Hageman has subscribed to purchase shares representing approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger. Messrs. Goncalves, Freeman and Hageman will be required to make their equity investment by converting a portion of their shares of Metals USA common stock, their rights to receive shares of Metals USA common stock, and/or their options and warrants for Metals USA common stock into equity in Parent. Merger Sub has agreed to reasonably assist each of Messrs. Goncalves, Freeman and Hageman to make their equity contribution in a tax efficient manner, which may include the establishment of a deferred compensation plan that would achieve the same economic result as would a tax-free rollover; however, the final mechanics of the conversion have not been determined. The terms and conditions of these equity investments are more fully described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Equity Investment in Parent by Messrs. Goncalves, Freeman and Hageman.”

•	The total aggregate equity investment agreed to by Messrs. Goncalves, Freeman and Hageman in Parent is expected to represent approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger.

•	Each of Messrs. Goncalves’, Freeman’s and Hageman’s equity investment in Parent will be illiquid and subject to an investor rights agreement restricting the ability of the management participants to sell such equity.

•	Upon the closing of the merger, Parent will grant option awards under Parent’s option plan to each of Messrs. Goncalves, Freeman and Hageman in a percentage interest specified in each respective employment agreement.

•	The surviving corporation and each of Messrs. Goncalves, Freeman and Hageman have entered into definitive employment agreements and related agreements to be effective as of the effective time of the merger, which contain the terms and conditions of each such person’s employment after the closing of the merger, and the terms and conditions relating to each such person’s equity investment and option awards. Certain of these terms and conditions are more fully described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements with Merger Sub.”

•	Effective at the effective time of the merger, and subject to the closing of the merger and the effectiveness of his employment agreement and related agreements with Merger Sub and Parent, Mr. Goncalves’ employment agreement with Metals USA, dated as of February 18, 2003, will be terminated.

•	Effective at the effective time of the merger, each of Messrs. Goncalves, Freeman and Hageman will become a party to an investor rights agreement which provides for, among other things, a restriction on the transferability of each such person’s equity ownership in Parent, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Parent in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with his respective ownership, and certain restrictions on each such person’s ability to compete with or solicit employees or customers of the surviving corporation.

•	Additional members of management of the Company and its subsidiaries that enter into employment agreements or arrangements with Parent or Merger Sub before the closing of the merger may also, at Parent’s election, at the effective time of the merger, have their stock options of Metals USA common stock converted into options to purchase shares of either Parent or Merger Sub. Parent must make this election not later than three business days prior to the effective time of the merger. Parent expects that any equity investment of each of these additional individuals will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

Metals USA Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock

Stock Options. The merger agreement provides that as of the effective time of the merger, all outstanding options to purchase shares of Metals USA common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Long-Term Incentive Plan or otherwise will become fully vested and immediately exercisable.

The table below sets forth, as of May 18, 2005, for each of Metals USA’s directors and executive officers, (a) the number of shares subject to vested options for Metals USA common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that are currently unvested and/or unexercisable and that will vest and become exercisable upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options		Options that will vest as a result of the Merger		Totals
	Shares	Value	Shares	Value	Shares	Value
Directors (exclusive of Mr. Goncalves):
Daniel W. Dienst (Chairman)	58,334	$1,040,090.86	66,666	$777,159.14	125,000	$1,817,250.00
Eugene I. Davis	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
John T. DiLacqua, Jr.	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
John G. Leckie	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
Gerald E. Morris	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
Charles P. Sanida	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
James E. Bolin(1)	7,500	$59,925.00	15,000	$119,850.00	22,500	$179,775.00
Scott M. Tepper	7,500	$59,925.00	15,000	$119,850.00	22,500	$179,775.00

Subtotal	160,834	$2,720,065.86	196,666	$2,182,609.14	357,500	$4,902,675.00

	Vested Options		Options that will vest as a result of the Merger		Totals
	Shares	Value	Shares	Value	Shares	Value
Executive Officers:

C. Lourenco Goncalves (CEO)	200,001	$2,500,012.50	122,746	$1,358,718.16	322,747	$3,858,730.66
Terry L. Freeman	16,667	$287,505.75	46,331	$637,124.69	62,998	$924,630.44
John A. Hageman	16,667	$287,505.75	45,031	$630,910.69	61,698	$918,416.44
William R. Bennett	8,334	$143,761.50	29,231	$347,549.20	37,565	$491,310.70
Robert C. McPherson III	5,000	$86,250.00	22,132	$230,490.96	27,132	$316,740.96
Roger Krohn	1,667	$28,755.75	15,465	$115,485.21	17,132	$144,240.96

Subtotal	248,336	$3,333,791.25	280,936	$3,320,278.91	529,272	$6,654,070.16

Total	409,170	$6,053,857.11	477,602	$5,502,888.05	886,772	$11,556,745.16

(1)	Pursuant to a letter agreement, dated November 22, 2004, between Mr. Bolin and Citadel Equity Fund Ltd. (“CEF”) and Citadel Credit Trading Ltd. (“CCT”), Mr. Bolin agreed to hold these options for the benefit of and solely as the nominee of CEF and CCT, and disclaims all legal, beneficial, economic or other interest in such options. At the time this letter agreement was executed, Mr. Bolin was a managing director of Citadel Investment Group, L.L.C., which is affiliated with CEF and CCT.

All directors and executive officers will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes, other than Messrs. Goncalves, Freeman and Hageman and the future management participants. Messrs. Goncalves, Freeman and Hageman and the future management participants will also be able to receive cash in respect of their vested options in the amounts set forth above (less applicable withholding taxes) by exercising their options immediately prior to the completion of the merger, and receiving in the merger the $22.00 per share merger consideration for the shares received upon such exercise, unless otherwise agreed between the holder of any such options and Merger Sub or Parent.

Right to Receive Shares of Metals USA Common Stock. The merger agreement provides that immediately at the effective time of the merger, each outstanding and unvested right to receive one share of Metals USA common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive an amount in cash equal to $22.00. The table below sets forth for each director and executive officer of Metals USA (a) the number of shares that will fully vest and be converted into the right to receive $22.00 per share as a result of the merger (excluding any current rights to receive shares of Metals USA that are scheduled to vest other than as a result of the merger), and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $22.00 per share merger consideration by (ii) the number of shares described in clause (a).

Name of Director and Executive Officer	Shares that will vest and be converted into the right to receive $22.00 per share as a result of the merger	Payment
C. Lourenco Goncalves	11,622	$255,684
Terry L. Freeman	6,355	$139,810
John A. Hageman	5,920	$130,240
Daniel W. Dienst	—	—
Charles P. Sanida	—	—
Robert C. McPherson, III	6,065	$133,430
William R. Bennett	6,210	$136,620
Roger Krohn	6,065	$133,430
John G. Leckie	—	—
Gerald E. Morris	—	—
Eugene I. Davis	—	—
John T. DiLacqua, Jr.	—	—
Scott M. Tepper	—	—
James E. Bolin	—	—
All executive officers as a group (14 persons)	42,237	$929,214

Warrants. The merger agreement provides that as of the effective time of the merger, each warrant to purchase shares of Metals USA common stock (including those held by our directors and executive officers) issued pursuant to the Warrant Agreement, dated as of October 31, 2002, by and between Metals USA and Equiserve Trust Company, N.A. or otherwise will no longer represent the right to receive shares of MUSA common stock upon exercise and will thereafter represent the right to receive (upon surrender of the warrant and the payment by the holder thereof to the surviving corporation of the $18.50 exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If any warrants remained unexercised at the effective time of the merger then, at the effective time of the merger, Metals USA will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that Metals USA has elected to accelerate the expiration of the warrants to the 60th day following the effective time and, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving corporation of the exercise price thereunder, such holders will be entitled to receive the cash payment on such 60th day. Holders of warrants exercised after the effective time of the merger but before the 60th day following the effective time of the merger will be entitled to receive, upon surrender of the warrant by such holder and the payment by such holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

The table below sets forth for each director and executive officer of Metals USA (a) the number of shares subject to warrants for Metals USA common stock, and (b) the value of such warrants calculated by multiplying (i) the excess of $22.00 over the $18.50 per share exercise price of the warrant by (ii) the number of shares subject to the warrant, and without regard to deductions for income taxes and other withholding.

	Warrants Beneficially Owned
	Number	Value
Directors (exclusive of Mr. Goncalves):

Daniel W. Dienst (Chairman)	0	$0.00
Eugene I. Davis	0	$0.00
John T. DiLacqua, Jr.	0	$0.00
John G. Leckie	0	$0.00
Gerald E. Morris	10,053	$35,185.50

	Warrants Beneficially Owned
	Number	Value
Charles P. Sanida	2,000	$7,000.00
James E. Bolin	0	$0.00
Scott M. Tepper	0	$0.00

Subtotal	12,053	$42,185.50

Executive Officers:
C. Lourenco Goncalves (CEO)	0	$0.00
Terry L. Freeman	6,817	$23,859.50
John A. Hageman	7,254	$25,389.00
William R. Bennett	0	$0.00
Robert C. McPherson, III	0	$0.00
Roger Krohn	24,326	$85,141.00

Subtotal	38,397	$134,389.50

Total	50,450	$176,575.00

Equity Investment in Parent by Messrs. Goncalves, Freeman and Hageman

Pursuant to the management agreements described above, each of Messrs. Goncalves, Freeman and Hageman has agreed to participate in the merger by making an equity investment in Parent by acquiring shares of common stock and options to acquire such shares in Parent.

Messrs. Goncalves, Freeman and Hageman will be required to make their equity investment by converting a portion of their shares of Metals USA common stock, their rights to receive shares of Metals USA common stock, and/or their options and warrants for Metals USA common stock into equity in Parent. Merger Sub has agreed to reasonably assist each of Messrs. Goncalves, Freeman and Hageman to make their equity contribution in a tax efficient manner, which may include the establishment of a deferred compensation plan that would achieve the same economic result as would a tax-free rollover; however, the final mechanics of such plan have not yet been determined. The total aggregate equity investment agreed to be made by Messrs. Goncalves, Freeman and Hageman is approximately $4.6 million, or approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger.

The table below sets forth the approximate amount of the agreed upon equity investment for each of Messrs. Goncalves, Freeman and Hageman. These amounts assume that all of the agreed upon investment will be made on a tax deferred basis.

Executive Officers:	Agreed Upon Equity Investment:
C. Lourenco Goncalves	$3,130,000
Terry L. Freeman	$800,000
John A. Hageman	$625,000

Total	$4,555,000

Option Awards in Parent

In connection with the merger, Parent will adopt an option plan under which Messrs. Goncalves, Freeman and Hageman and the future management participants will be eligible to receive awards of stock options for common stock of Parent. The number of options to be granted to each of Messrs. Goncalves, Freeman and Hageman are specified in their respective employment agreements, which are described below. Under the option plan, awards may be granted to employees or directors of, or consultants to, the surviving corporation or any of its subsidiaries, except that consultants may only receive awards with the consent of the President of the surviving corporation, and directors may only receive awards if they are not employees of Apollo or any of its affiliates. The option plan has a term of ten years. The date of grant, vesting and pricing of options granted under the option plan are subject to the discretion of the compensation committee of Parent.

Employment Agreements with Merger Sub

Subject to completion of the merger, each of Messrs. Goncalves, Freeman and Hageman has entered into a definitive employment agreement with Merger Sub that will, as a result of the merger become an agreement with the surviving corporation. These employment agreements will govern the terms of Messrs. Goncalves’, Freeman’s and Hageman’s respective employment after the effective time of the merger, subject to and effective upon the completion of the merger.

Mr. Goncalves’ Employment Agreement. Under his employment agreement, Mr. Goncalves will serve as President and Chief Executive Officer of the surviving corporation for an initial term of five years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. In addition, Mr. Goncalves will be a member of each of Parent’s and the surviving corporation’s board of directors. He will receive an annual base salary of $525,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Goncalves will be eligible to receive an annual bonus of not less than 100% of his base salary if the surviving corporation achieves specified performance objectives. In addition, he will receive two stock option grants at the effective time of the merger to purchase Parent’s common stock at an exercise price of $10.00 per share. The first grant will be for options to purchase 406,900 shares of Parent’s common stock and will expire ten years after the grant date. Of these options, 203,450 will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 203,450 options subject to this first grant will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. The second grant will be for options to purchase 31,300 shares of Parent’s common stock which will be fully vested as of the grant date and exercisable on or before March 30, 2006. If Mr. Goncalves exercises all of his options subject to the second grant, he will receive an additional 1.3 options to purchase shares of Parent’s common stock for each option exercised, up to a maximum additional award of 40,690 options. Under the employment agreement, Mr. Goncalves will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon Mr. Goncalves’ termination of employment by the surviving corporation without “cause” or by Mr. Goncalves for “good reason” (each as defined in the employment agreement) or upon the surviving corporation’s election not to renew his employment, Mr. Goncalves will be entitled to receive the following severance payments and benefits: all accrued salary and bonus earned but not yet paid, a pro-rata bonus for the year in which the termination occurs, a lump sum payment equal to twelve months of his base salary, beginning with the thirteenth month following the date of his termination, monthly payments equal to one-twelfth of his annual base salary until the twenty-fourth month following his date of termination (or on the earlier date of his material violation of the terms of his employment agreement), and the surviving corporation will reimburse Mr. Goncalves for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. Goncalves will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Goncalves’ employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

Mr. Freeman’s Employment Agreement. Under his employment agreement, Mr. Freeman will serve as Senior Vice President and Chief Financial Officer of the surviving corporation for an initial term of two years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. Mr. Freeman will receive an annual base salary of $300,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Freeman will be eligible for an annual bonus of up to 70% of his base salary if the surviving corporation achieves specified performance objectives. In addition, at the effective time of the merger he will receive a stock option grant to purchase 90,000 shares of Parent’s common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Of these options, 45,000 will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 45,000 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. Mr. Freeman will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon Mr. Freeman’s termination of employment by the surviving corporation without “cause” or by Mr. Freeman for “good reason” (each as defined in the employment agreement) or upon the surviving corporation’s election not to renew his employment, Mr. Freeman will be entitled to receive the following severance payments: all accrued salary and bonus earned but not paid, a pro-rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at the election of the surviving corporation, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Freeman on a pro-rata basis in the case of a lump sum payment) if he violates any material terms of his employment agreement prior to such time), and the surviving corporation will reimburse Mr. Freeman for the cost of COBRA continuation coverage for up to a period of eighteen months. Additionally, Mr. Freeman will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Freeman’s employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

Mr. Hageman’s Employment Agreement. Under his employment agreement, Mr. Hageman will serve as Senior Vice President and Chief Administrative Officer of the surviving corporation for an initial term of two years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. Mr. Hageman will receive an annual base salary of $270,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Hageman will be eligible for an annual bonus of up to 70% of his base salary if the surviving corporation achieves specified performance objectives. In addition, he will receive a stock option grant at the effective time of the merger to purchase 70,000 shares of Parent’s common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Of these options, 35,000 will be classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 35,000 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the merger or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. Mr. Hageman will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon his termination of employment by the surviving corporation without “cause” or by Mr. Hageman for “good reason,” or upon the surviving corporation’s election not to renew his employment, Mr. Hageman will be entitled to the following severance payments and benefits: all accrued salary and bonus earned but not paid, a pro-rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at the election of the surviving corporation, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Hageman on a pro-rata basis in the case of a lump sum payment) if he violates any material terms of his employment agreement prior to such time), and the surviving corporation will reimburse Mr. Hageman for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. Hageman will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Hageman’s employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

No Change in Control Payments

Mr. Goncalves will not, as a result of the merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments, pursuant to his employment agreement with Metals USA dated as of February 18, 2003, which will be terminated. Messrs. Freeman and Hageman do not have employment, severance or change in control agreements with Metals USA and consequently will not receive any change in control payments or be entitled to any rights or entitlements, including severance payments, from Metals USA.

Payment to Our Chairman

The board of directors (other than Messrs. Dienst and Goncalves, who abstained) has awarded Mr. Dienst, our Chairman, in recognition for his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, a cash payment of $500,000 to be paid upon the completion of the merger or the approval of a superior proposal by our board of directors. This payment was recommended by our compensation committee and approved by our board of directors (other than Messrs. Goncalves and Dienst, who abstained) after our board of directors approved the merger agreement. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that the certificate of incorporation and by-laws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Metals USA’s directors and officers than those set forth in the Company’s certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation will not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any manner that would adversely affect the rights under those provisions of any such individuals.

The merger agreement provides that each present and former officer and director of the Company and its subsidiaries will be indemnified against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action, claim, proceeding or investigation arising out of any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger for a period of six years from and after the effective time of the merger and to the extent provided for in the Company’s certificate of incorporation and by-laws. Also, to the extent provided for in the Company’s certificate of incorporation and by-laws, each present and former officer and director of the Company and its subsidiaries will be entitled to advancement of expenses incurred in the defense of any action, claim, proceeding or investigation from the surviving corporation.

The merger agreement requires that the surviving corporation either:

•	obtain “tail” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time; or

•	maintain in effect, for a period of six years after the effective time of the merger, the Company’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium.

•	if Parent is unable to maintain the current policies or obtain “tail” coverage at least as favorable to the Company’s existing policy for an amount not in excess of 200% of our current annual premium, Parent must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its assets.

Citadel Support Agreement

In connection with the merger agreement, at the specific request of Parent, and as a condition to Parent’s willingness to enter into the merger agreement, Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd., each of which is a stockholder of Metals USA and which collectively own approximately 16.7% of the shares of Metals USA common stock as of the record date, entered into a support agreement, dated as of May 18, 2005, with Parent. A copy of the support agreement is attached to this proxy statement as Annex D. Pursuant to the support agreement, the Citadel stockholders agreed to be present (in person or by proxy) at any meeting of the Company’s stockholders and at every postponement or adjournment thereof and to vote or cause to be voted, all of their shares of Metals USA common stock, in favor of:

•	approval of the merger agreement and the transactions contemplated thereby, including the merger; and

•	any other matter required by law or any regulatory authority to be approved by the Company’s stockholders to facilitate the transactions under the merger agreement, including the merger;

and against:

•	any acquisition proposal, as defined in the merger agreement, other than as contemplated by the merger agreement;

•	any liquidation or winding up of the Company; and

•	any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the completion of the merger and the transactions under the merger agreement.

The support agreement also provides that in certain limited circumstances in which a Citadel stockholder fails either to be present at the meeting or to provide a proxy in advance of the meeting, such Citadel stockholder grants Parent an irrevocable proxy to vote its shares of Metals USA common stock, solely on the matters described in the immediately preceding sentence, effective until the valid termination of the support agreement.

Each Citadel stockholder also agreed to certain restrictions on its ability to sell or transfer its shares of Metals USA common stock until the earlier of the termination of the support agreement or the completion of the stockholders meeting (including any adjournment or postponement thereof). These restrictions include an agreement not to:

•	sell, transfer, pledge, encumber, assign, otherwise dispose of, or enter any contract, option or other arrangement or understanding to do any of the foregoing or limit its voting rights;

•	grant any proxies or powers of attorney, deposit any shares of Metals USA into a voting trust or enter into any voting agreement;

•	take any action that would cause any representation or warranty of the Citadel stockholders contained in the support agreement to be untrue or have the effect of preventing or disabling the Citadel stockholders from performing its obligations under the support agreement; or

•	commit or agree to do any of the foregoing.

The support agreement terminates upon the earliest to occur of:

•	termination of the merger agreement;

•	consummation of the merger;

•	any amendment to the merger agreement without the prior written consent of the Citadel stockholders that reduces the merger consideration below $22.00 per share or changes the form of merger consideration to other than cash; and

•	December 15, 2005.

James E. Bolin, a director of Metals USA, served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., from 2003 to April 2005. Mr. Bolin was not involved in the negotiations or discussions concerning the support agreement with Parent and the Citadel affiliates referenced above. Additionally, other than as a member of the board of directors, Mr. Bolin did not participate in the negotiations or discussions with Parent with respect to the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Metals USA common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of our common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income taxes of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of Metals USA’s options or warrants. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders of our common stock are urged to consult their own tax advisor to determine the particular tax consequences, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction. In general, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If a U.S. holder acquired different blocks of our common stock at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our common stock. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. For individuals and some other types of noncorporate U.S. holders, long-term capital gain will be taxable at a maximum Federal capital gains rate of 15%. For U.S. holders that are corporations, the maximum Federal income tax rate applicable to such U.S. holder’s long-term capital gain is 35%. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

In general, holders who exercise appraisal rights also will recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

Information Reporting and Backup Withholding

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign tax laws.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On June 3, 2005, the Company and Merger Sub each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On June 17, 2005, the U.S. Federal Trade Commission granted Metals USA early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied.

Except as noted above with respect to the required filings under the HSR Act, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

Metals USA estimates that if the merger is completed, the fees and expenses incurred by Metals USA in connection with the merger will be approximately as follows:

Description	Amount
Financial advisory fee	$5,700,000
Fairness opinion fee	$500,000
Legal fees and expenses	$900,000
Transaction payment to our Chairman	$500,000
SEC filing fees	$63,449
Prepayment fee relating to Mortgage Note	$66,422
Printing and mailing costs	$200,000
Miscellaneous	$1,600,000

Total	$9,529,871

In addition, it is expected that Apollo will incur approximately $14.75 million of financing costs, as well as legal and other advisory fees.

In addition, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $17 million as directed by Parent, and will be obligated under certain circumstances to pay the expenses of Parent and Merger Sub, up to $4 million. For a description of the circumstances triggering payment of the termination fee and reimbursement of Parent’s and Merger Sub’s expenses, see “The Merger Agreement—Termination Fee” and “The Merger Agreement—Reimbursement of Expenses.”

Litigation Related to the Merger

Metals USA is aware of two purported class action lawsuits related to the merger filed against Metals USA and each of its directors in the Court of Chancery of the State of Delaware, in and for New Castle County. These lawsuits, Robert I. Mawinney v. James E. Bolin, et al., C.A. No. 1367-N, filed on May 20, 2005 and Taam Associates, Inc. v. James E. Bolin, et al., C. A. No. 1383-N, filed on May 26, 2005, have been consolidated and a Consolidated Amended Class Action Complaint was filed on or about July 22, 2005. The amended complaint alleges, among other things, that the merger consideration to be paid to the stockholders of Metals USA in the merger is “grossly unfair, inadequate and substantially below the fair or inherent value of the Company.” In addition, the amended complaint alleges that the directors of Metals USA violated their fiduciary duties by, among other things, agreeing to the merger price in order to benefit themselves personally and financially and by failing to engage in a fair sales process and invite other bidders, and failing to conduct an active market check of Metals USA’s value. The amended complaint further alleges that this proxy statement fails to disclose material information regarding the proposed transaction. The amended complaint seeks, among other things, certification of the lawsuit as a class action, a declaration that the defendants have breached their fiduciary duties, an injunction preventing completion of the merger (or rescinding the merger if it is completed prior to the receipt of such relief), and ordering the board of directors to permit a stockholders’ committee to ensure a fair procedure and adequate safeguards in connection with any transaction for the shares of Metals USA, compensatory damages to the class, and attorneys’ fees and expenses, along with such other relief as the court might find just and proper. Metals USA believes the consolidated class action is without merit and plans to defend it vigorously. Additional lawsuits pertaining to the merger could be filed in the future.

Certain Projections

In connection with Parent’s review of Metals USA and in the course of the negotiations between Metals USA and Parent described in “Special Factors—Background of the Merger,” Metals USA provided Apollo and its financing sources with management’s most recent non-public financial projections for 2005 and projections for the period December 31, 2006 through December 31, 2009 (the “projections”). The projections do not give effect to the merger or the financing of the merger.

Metals USA does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the projected financial information set forth below for internal purposes only. The projected financial information is included in this proxy statement only because such information was provided to Apollo, pursuant to their request thereof, in connection with its due diligence investigation of Metals USA. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

In compiling the projections, our management took into account historical performance, combined with estimates regarding shipment volumes, sales prices, margins, and operating expenses. The projections were developed in a manner consistent with management’s historical development of such information and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that Metals USA’s management believed were reasonable at the time the projections were prepared. Investors should read “Factors Which May Affect Future Operating Results” contained in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in the Form 10-K/A for the year ended December 31, 2004. Such factors include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and are beyond the control of Metals USA’s management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that the projections will be predictive of actual future results.

Except to the extent required by applicable federal securities laws, Metals USA does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Metals USA’s management developed the projections from information provided by individual business units, which in each case was based in part on business conditions, volume and price assumptions and operating expenses estimates made with respect to their local markets. In compiling the detailed business unit information to develop the projections, Metals USA’s management took into account estimated volume, sales price, margin and operating expense assumptions that were consistent with recent actual results and with then current expectations in light of market conditions.

The Company cautions readers that, while all projections are necessarily speculative and should not be relied upon, including for the reasons noted in this section, it believes that the prospective financial information covering periods beyond six months carry increasingly higher levels of uncertainty and should be read in that context. The information presented for periods beyond 2005 was prepared in November 2004 and was based upon assumptions management believed to be reliable at that time. If this information were prepared by Metals USA’s management as of the date of this proxy statement, the financial information below would likely be different.

Condensed Operating Information

	Years Ended December 31,
	2003	2004	2005	2006	2007	2008	2009
Net Sales	$963.2	$1,509.8	$1,704.2	$1,647.1	$1,655.8	$1,695.2	$1,750.6
Cost of Goods Sold	731.6	1,080.1	1,343.9	1,261.2	1,255.9	1,280.3	1,310.3
Expenses	215.2	256.0	250.6	283.9	302.6	320.4	338.9
Operating Income	$16.4	$173.7	$109.7	$101.9	$97.3	$94.4	$101.5

Summary Balance Sheet Information

	December 31,
	2003	2004	2005	2006	2007	2008	2009
Working Capital	$303.4	$565.0	$515.2	$467.3	$464.3	$457.2	$509.4
Total Assets	407.2	710.0	670.4	666.2	686.9	690.1	756.4
Long-term Debt	118.2	266.6	175.2	104.0	58.0	6.0	5.0
Shareholders Equity	200.6	328.2	388.7	438.5	499.5	560.3	626.6

2005 Actual/Estimated Operating Information by Quarter

	2005 Quarterly Periods Ended
	Actual March 31	Actual June 30	Estimated Sept 30	Estimated Dec 31
Net sales	$427.6	$426.8	$430.8	$406.3
Operating Income	31.0	26.7	27.7	26.3

In July 2005, in connection with Parent’s and its financing sources’ continued review of Metals USA, Metals USA provided Apollo and its financing sources with management’s most recent projections. Below are updated estimated projections with respect to management’s estimates for the quarterly periods ending September 30, 2005 and December 31, 2005 prepared in early July 2005. These projections do not give effect to the merger or the financing of the merger, and remain subject to the cautionary language stated above.

Updated 2005 Estimated Operating Information by Quarter

	2005 Quarterly Periods Ended
	Estimated Sept 30	Estimated Dec 31
Net sales	$409.8	$375.1
Operating Income	20.6	19.2

THE PARTIES TO THE MERGER

Metals USA, Inc.

We are a Delaware corporation with our principal executive offices at One Riverway, Suite 1100, Houston, Texas 77056. Our telephone number is (713) 965-0990. We are a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Approximately 88% of our revenues are derived from our metal service center and distribution activities and the remaining portion of our revenues are derived from our Building Products Group that manufactures and distributes products primarily related to the residential home improvement industry.

Flag Acquisition Corporation

Flag Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly-owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and its telephone number is (212) 515-3200.

Flag Holdings Corporation

Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly-owned by certain private equity funds, which we refer to in this document as the Apollo Funds. The Apollo Funds are managed by Apollo Management V, L.P., which we refer to in this document as Apollo. We refer to the Apollo Funds and Apollo, collectively with their general partners and the directors and principal executive officers of their general partners as the Apollo Affiliates. Parent has not engaged in any business except in anticipation of the merger. The business address of Parent is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and its telephone number is (212) 515-3200.

Apollo is engaged in the business of managing investments made by the Apollo Funds in securities and is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities. The Apollo Funds consist of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., and Apollo German Partners V GMBH & CO KG. Apollo serves as manager to the Apollo Funds, Apollo Advisors V, L.P. serves as general partner of each of the Apollo Funds, Apollo Capital Management V, Inc. (“ACMV”) is the general partner of Apollo Advisors V, L.P. and AIMV Management, Inc. (“AIMV”) is the general partner of Apollo. Leon D. Black and John J. Hannan are the directors and principal executive officers of each of ACMV and AIMV.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                 , 2005, starting at     a.m. New York time, at . The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and to act on other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on                 , 2005.

Record Date, Quorum and Voting Power

The holders of record of Metals USA common stock at the close of business on                 , 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [20,284,148] shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to adopt the merger, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes and abstentions will also have the same effect as a vote against the adjournment or postponement of the meeting.

Voting by Directors and Executive Officers

As of                     , 2005, the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [131,679] shares of our common stock, representing less than [1.0]% of the outstanding shares of our common stock. Our directors, holding an aggregate of [70,000] shares, or less than [1.0]% of the outstanding shares, of our common stock, and Messrs. Freeman and Hageman, holding [30,745]

and [19,204], or less than [1.0]% of the outstanding shares, of our common stock, respectively, have informed the Company that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. None of our directors or executive officers, including Messrs. Goncalves, Freeman or Hageman, has entered into any voting agreements relating to the merger.

Voting by Citadel

As of                     , 2005, the record date, certain affiliates of Citadel Investment Group, L.L.C. held and are entitled to vote, in the aggregate, [3,386,636] shares of our common stock, representing approximately [16.7]% of the outstanding shares of our common stock. The Citadel affiliates entered into a support agreement with Parent and agreed to vote their shares “FOR” the adoption of the merger agreement and “AGAINST” any other acquisition proposal.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Metals USA does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, another matter is properly presented at the special meeting or any such adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of the Company’s board of directors.

Expenses of Proxy Solicitation

Metals USA will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Metals USA will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then a majority of the votes cast by holders of shares of Metals USA common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by Parent and Metals USA and specified in the certificate of merger) on the closing date of the merger. The closing will occur as soon as practicable but no later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) or at such other date as the parties may agree.

Structure

At the effective time of the merger, Merger Sub will merge with and into Metals USA. As a result of the merger, the separate corporate existence of Merger Sub will cease and Metals USA will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock

Options. Immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock will become fully vested and immediately exercisable. All such options not exercised (other than certain options held by Messrs. Goncalves, Freeman and Hageman and such members of management referenced above) will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest) less applicable withholding taxes equal to the product of:

•	the number of shares of our common stock subject to each option immediately prior to the effective time of the merger, multiplied by

•	the excess of $22.00 over the exercise price per share of common stock subject to such option.

Warrants. At the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving corporation of the $18.50 exercise price thereunder), a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying the warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, Metals USA will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that we have elected to accelerate the expiration of the warrants to the 60th day following the effective time. If any holders of warrants have not exercised their warrants before the effective time of the merger but exercise their warrants before the 60th day following the merger, such holders will be entitled to receive, upon their surrender of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

Right to Receive Shares of Metals USA Common Stock. At the effective time of the merger, all rights to receive additional shares of Metals USA common stock will be cancelled and converted into the right to receive from Parent, $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit (or cause Merger Sub to deposit) an amount of cash sufficient to pay the aggregate merger consideration with a bank or trust company (the “paying agent”) reasonably acceptable to the Company. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the stockholders. The letter of transmittal and instructions will describe to stockholders how to surrender their shares of Metals USA common stock certificates in exchange for the merger consideration.

Stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A stockholder will not be entitled to receive the merger consideration until it surrenders its Metals USA common stock certificate or certificates to the paying agent (or to any other agents appointed by Parent), together with a duly completed and validly executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Parent that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

At the effective time of the merger, the Company’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Metals USA common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

None of Parent, Merger Sub, Metals USA or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed six months after the effective time of the merger will be returned to Parent. Thereafter, any holder of unsurrendered certificates may look only to Parent for the payment of the funds, subject to any applicable laws. Any cash, dividends or distributions payable in respect of any certificates that are not surrendered within six years of the effective time of the merger will become property of Parent, to the extent permitted by and applicable laws.

If a stockholders has lost a certificate, or if it has been stolen or destroyed, then such holder will be required to make an affidavit of that fact before it will be entitled to receive the merger consideration. In addition, if required by Parent or the surviving corporation, such holder will have to post a bond in a reasonable amount determined by Parent or the surviving corporation indemnifying it against any claims made against it with respect to the lost, stolen or destroyed certificate.

Each of the surviving corporation and Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

Certificate of Incorporation and Bylaws

The surviving corporation’s certificate of incorporation will be amended as of the effective time of the merger so as to contain the provisions, and only the provisions, contained immediately prior to the effective time of the merger in Merger Sub’s certificate of incorporation, except that it will also be amended to provide that the name of the surviving corporation will be “Metals USA, Inc.” In addition, the bylaws of Merger Sub, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Directors and Officers

After the effective time of the merger, the officers of Metals USA will be the officers of the surviving corporation and the directors of Merger Sub will be the directors of the surviving corporation, in each case, until their respective successors are duly elected and qualified.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. The representations and warranties relate to, among other things:

•	their proper organization, good standing and corporate power to operate their properties and conduct their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•	the debt and equity commitment letters received by Parent, including that the aggregate proceeds of Apollo’s equity commitment and the debt financing are sufficient to complete the merger and pay the merger consideration, amounts required to be paid to holders of options and warrants and to repay certain of the Company’s outstanding debt and expenses;

•	the debt and equity commitment letters have not been withdrawn and that Parent does not know of any facts or circumstances that may reasonably be expected to result in any conditions of the debt or equity commitment letters not being satisfied;

•	Merger Sub’s capitalization; and

•	Parent’s belief based upon certain specified assumptions that the surviving corporation will not have unreasonably small capital to conduct its business and will generally be able to pay its obligations as they become due in the ordinary course.

We also make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock, stock options, deferred stock rights and warrants outstanding;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in order to consummate the merger;

•	the absence of undisclosed broker’s fees;

•	our SEC filings since January 1, 2002 and the financial statements contained therein;

•	the absence of liabilities, other than as set forth on our December 31, 2004 balance sheet and ordinary course liabilities that would reasonably be expected to be material to Metals USA and its subsidiaries;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•	our and our subsidiaries’ possession of all licenses and permits necessary to conduct our respective businesses;

•	our compliance with laws;

•	the absence of litigation or orders against us that would result in a material adverse effect on Metals USA;

•	the absence of certain changes and events since December 31, 2004, including no material adverse effect on Metals USA or its subsidiaries;

•	since December 31, 2004, our having conducted our business and operated our properties in the ordinary course consistent with past practice;

•	taxes, environmental matters and certain specified types of contracts;

•	our intellectual property;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our and our subsidiaries’ relationships with material customers and suppliers;

•	our insurance policies;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	our and our subsidiaries’ inventory consisting of items of a quantity and quality useable and saleable in the ordinary course of business;

•	receipt by our board of directors of a fairness opinion of Jefferies & Company Inc.;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	appropriate actions having been taken by our board of directors so that the restrictions on business combinations contained under Delaware law would not be applicable with respect to or as a result of the merger agreement;

•	our accounts receivable and the maintenance of our books and records; and

•	transactions with related parties.

For the purposes of the merger agreement, “material adverse effect” with respect to any party to the merger agreement, means any event, change, circumstance, effect or state of facts that is or has a material adverse effect on:

•	the business, assets, liabilities, results of operations or financial condition of any party to the merger agreement and its subsidiaries; or

•	its ability to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, no event, change, circumstance, effect or state of facts resulting from any of the following will be deemed to be a “material adverse effect” for purposes of the merger agreement:

•	changes in general economic conditions or developments in the industry in which any party to the merger agreement and its subsidiaries operate, to the extent not having a disproportionate impact on such party and its subsidiaries taken as a whole, relative to its competitors;

•	the announcement of the merger agreement and the transactions contemplated by it;

•	any acts of terrorism, war or similar hostilities;

•	any actions required under the merger agreement, including any action to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by the merger agreement; or

•	changes in any applicable laws or applicable accounting regulations or principles, to the extent not having a disproportionate impact on any party to the merger agreement or its subsidiaries taken as a whole, relative to its competitors.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or termination of the merger agreement.

Covenants of the Parties

The merger agreement contains the following mutual covenants:

•	that Parent, Merger Sub and the Company will use (and will cause their respective subsidiaries to use) reasonable best efforts to take all actions and to do all things necessary to consummate and make effective as soon as reasonably practicable, the merger, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Metals USA and its subsidiaries;

•	that Metals USA and Parent will file with the Federal Trade Commission and the United States Department of Justice the notification required to be filed with respect to the transactions contemplated in the merger agreement under the HSR Act (and request early termination of the waiting period) and with appropriate governmental authorities under applicable foreign antitrust laws;

•	that Parent and Metals USA will consult with each other before issuing any press release or making any public statement regarding the merger agreement or the transactions contemplated by it, except as may be required by applicable laws or any listing agreement with any rules of national securities exchanges, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement;

•	that Metals USA and Parent will cooperate in the preparation and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated by the merger agreement;

•	that each of Metals USA and Parent will promptly notify the other of any notice or other communication from any person alleging that their consent is or may be required in connection with the transactions contemplated by the merger agreement, any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement and any actions commenced or threatened against or otherwise affecting Metals USA, Parent or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by the merger agreement, including the merger;

•	that on the date of the closing Parent will provide the necessary funds to allow Metals USA or the surviving corporation to repay in full any obligations outstanding under the Loan and Security Agreement, dated as of October 31, 2002, among Metals USA, its subsidiaries, Bank of America, National Association, as administrative agent, and the other named lenders;

•	that Metals USA or its subsidiaries will either (A) prepay in full all amounts due under the Mortgage Note, dated October 31, 2002, from Metals USA Carbon Flat Rolled, Inc. to Bank One, N.A and subsequently assigned to General Electric Capital Corporation., on June 30, 2005, or (B) obtain on or prior to June 30, 2005 a written consent from General Electric Capital Corporation, in form and substance reasonably satisfactory to Parent, providing for the right of Metals USA Carbon Flat Rolled, Inc. to prepay in full the promissory note on the date of the closing. On May 31, 2005, the Company prepaid the entire outstanding principal amount, accrued and unpaid interest and the prepayment fee due under the Mortgage Note; and

•	that Metals USA and Parent will cooperate with each other and use commercially reasonable efforts to contest and resist any legal action brought by a governmental authority or a private third party challenging any transaction contemplated by the merger agreement that prohibits, prevents or restricts the consummation of the transactions contemplated by the merger agreement.

The merger agreement also contains covenants of Parent, relating to, among other things:

•	the indemnification of present and former officers and directors of Metals USA and its subsidiaries for six years after the effective time of the merger;

•	directors’ and officers’ liability insurance to be provided by the surviving corporation, which Parent has the responsibility to ensure the provision of, provided that Parent will not be required to spend more than 200% of the current annual premium paid by Metals USA for its existing coverage;

•	Parent’s use of reasonable best efforts to obtain debt and equity financing within 30 days after all of the other conditions to the merger contained in the merger agreement have been satisfied or are capable of being satisfied; and

•	Parent’s prompt preparation and filing with the SEC, if required, of a Rule 13e-3 transaction statement with respect to the merger.

The merger agreement also contains covenants of Metals USA, relating to, among other things:

•	Metals USA and each of its subsidiaries will conduct its business and operate its properties in the ordinary course of business consistent with past practice, as well as use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees;

•	from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement in accordance with its terms, that the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which we or any of our subsidiaries is a party (other than any involving Parent or its subsidiaries);

•	from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement in accordance with its terms, that the Company will:

•	give Parent and its representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and our subsidiaries (including documentation with respect to environmental permits of the Company and its subsidiaries);

•	cooperate with Parent and its representatives to permit Parent and its representatives to conduct a full review of all claims asserted by or against the Company, any of its subsidiaries or any of their respective directors, officers or employees in litigation or threatened litigation;

•	furnish to Parent and its representatives to the extent reasonably available financial and operating data and other information reasonably requested; and

•	promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a material adverse effect on the Company;

•	from the date of the merger agreement until the effective time of the merger, that the Company and our subsidiaries will use our reasonable best efforts to cause each of our representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing; and

•	keeping Parent informed and consulting with Parent in advance, in connection with any action the Company or any of our subsidiaries takes in connection with obtaining any consents or approvals required as a condition to the closing pursuant to provisions of the merger agreement.

We have also agreed that from the date of the merger agreement until the effective time of the merger, and subject to certain exceptions or except with the prior written consent of Parent, we will not:

•	adjust, split, combine or reclassify our or our subsidiaries’ capital stock;

•	make, declare or pay any dividend or distribution (other than dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent);

•	directly or indirectly, redeem, purchase or otherwise acquire, any shares of our or our subsidiaries’ capital stock or any securities or obligations convertible into or exchangeable for our or our subsidiaries’ capital stock;

•	grant anyone any right or option to acquire our or our subsidiaries’ capital stock or any other equity-based compensation award based on our or our subsidiaries’ capital stock;

•	issue, deliver, sell, pledge or encumber any of our or our subsidiaries’ capital stock, except pursuant to the exercise of Metals USA options outstanding at the date of the merger agreement, the vesting of any Metals USA deferred stock right outstanding as of the date of the merger agreement or the conversion of Metals USA warrants;

•	make any agreements regarding the sale, voting, registration or repurchase of our or our subsidiaries’ capital stock;

•	sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of our property or assets, other than in the ordinary course of business consistent with past practice;

•	make or propose any changes in our certificate of incorporation or bylaws or the organizational documents of any of our subsidiaries;

•	merge or consolidate (except with respect to acquisitions not in excess of $1,000,000 individually or $3,000,000 in the aggregate) or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	create any subsidiaries (except as permitted by the previous two covenants) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of our existing subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of another entity (not including our direct or indirect wholly-owned subsidiaries), other than in the ordinary course of business, consistent with past practice, but not in an aggregate amount over $1,000,000;

•	establish, or increase compensation or benefits provided under any of our employee benefit plans or employment or consulting agreements, except for increases to base salary in the ordinary course of business consistent with past practices for our or our subsidiaries’ employees who earn less than $150,000 per year;

•	increase or accelerate the vesting or payment of the compensation or benefits of any of our or our subsidiaries’ current or former directors, officers, employees, consultants or service providers;

•	enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider;

•	establish, adopt or enter into any collective bargaining agreement;

•	fund or make any contribution to any employee benefit plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans or enter into, adopt or amend any employee benefit plan;

•	change any method or principle of tax or financial accounting, except as required by GAAP or applicable laws;

•	renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, our or our subsidiaries’ operations;

•	settle or compromise any material actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims, or settle any other actions other than in the ordinary course of business and without any admission of wrongdoing or liability;

•	enter into any contract that would constitute a material contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000, or modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000;

•	renew, enter into, amend or waive any material right under any contract with, or loan to, any of our affiliates (other than its direct or indirect wholly-owned subsidiaries);

•	incur or commit to any capital expenditures that, individually or in the aggregate, would cause total capital expenditures of the Company and its subsidiaries for the calendar year 2005 to exceed $23,326,000;

•	make, revoke or amend any tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes or, without consulting prior thereto with Parent, file any tax returns (including any amended tax returns); or

•	permit or cause any of our subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing.

Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries, nor any of our officers, directors, agents or representatives, will, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries with respect to, or the making of, an acquisition proposal;

•	engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person or entity relating to, or otherwise facilitate, an acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or determine to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement as contemplated below or propose publicly or agree to do any of the foregoing relating to any acquisition proposal).

The foregoing restrictions will not prevent the Company or the board of directors from complying with its disclosure obligations under Sections 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal. However, Parent will have the right to terminate the merger agreement if the board of directors either:

•	does not re-affirm its recommendation that the Company’s stockholders approve and adopt the merger agreement and the merger in any such disclosure document or communication; or

•	withdraws, modifies or qualifies its approval of the merger agreement or its recommendation in a manner adverse to Parent in such disclosure documents or communications.

The Company and the board of directors may, however, at any time before, but not after, the time the merger agreement is adopted by the stockholders at the special meeting:

•	provide information in response to a request for it by, or engage in any negotiations or discussions with, a person who has made an unsolicited bona fide written acquisition proposal (and with respect to such person and acquisition proposal, the Company has not violated the relevant provisions of the merger agreement) if the board of directors receives from such person an executed confidentiality agreement on customary terms no less favorable to the Company than the confidentiality agreement executed by an affiliate of Parent, if and only to the extent that:

•	our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, and such acquisition proposal was not solicited by the Company or any of our subsidiaries or any of our officers, directors, agents or representatives; and

•	the board of directors determines in good faith after consultation with outside legal counsel and outside financial advisors that such acquisition proposal is reasonably likely to result in a superior proposal.

•	recommend such an unsolicited bona fide written acquisition proposal to the stockholders, if and only to the extent that:

•	our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, and such acquisition proposal was not solicited by the Company or any of our subsidiaries or officers, directors, agents or representatives;

•	the board of directors determines in good faith that such acquisition proposal constitutes a superior proposal;

•	Parent will have received written notice of the Company’s intention to take such action at least four business days prior to the taking of such action by the Company; and

•	during the waiting period of four business days (“waiting period”) the Company and its advisors will have negotiated in good faith with Parent to make adjustments in the terms and conditions of the merger agreement and the board of directors fully considers any such adjustment and nonetheless concludes in good faith that the acquisition proposal constitutes a superior proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in the Company; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets of the Company and its subsidiaries taken as a whole (including stock of the subsidiaries of the Company).

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to “25%” shall be replaced by “100%”) that is on terms that our board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, the likely consummation date of the transaction contemplated by the proposal, and the person making the proposal, would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, taking into account any change in the transaction proposed by Parent within the waiting period (or any successive waiting period). A superior proposal may include a transaction proposed to be consummated in two related steps, except that the person making such proposal will be required to complete both such steps.

Except as permitted above, our board of directors and its committees are not permitted to:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the merger agreement, the merger, any of the transactions contemplated by the merger agreement or the recommendation of our board of directors that stockholders approve the merger agreement and the merger or take any action or make any statement in connection with the special meeting of stockholders to approve the merger inconsistent with such approval or board recommendation, or

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

Conditions to Closing

The obligations of the parties to complete the merger are subject to the following conditions:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing; and

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing.

The obligations of the Parent and Merger Sub to complete the merger are subject to the following additional conditions:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing;

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing;

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of most of the Company’s representations and warranties as of May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the truth and correctness of the Company’s representations and warranties regarding the Company’s capitalization as of May 18, 2005 and at the effective time of the merger (disregarding, for purposes of determining the truth and correctness of any such representation or warranty, any additional amount required to be paid by Parent as merger consideration not in excess of $100,000);

•	the truth and correctness of the Company’s representations and warranties as of May 18, 2005 regarding the absence of material adverse changes in the Company since December 31, 2004;

•	the performance, in all material respects, by the Company of its covenants and agreements in the merger agreement;

•	the receipt by Parent and Merger Sub of its debt financing or alternative financing; see “Special Factors—Financing; Conditions Precedent to the Debt Commitment”;

•	Mr. Goncalves’ employment agreement with Merger Sub not having been terminated and remaining in force and effect at the effective time of the merger (which employment agreement may be terminated by Merger Sub for “cause,” which is defined to include, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves, or the occurrence of a materially adverse outcome in such litigation, except that for purposes of this condition, the emergence of any such facts or developments will not be deemed to constitute “cause” unless it is reasonably likely that such adverse impact will be significant). On April 26, 2005, a female employee of the Company filed a civil complaint in a state court in Texas against Mr. Goncalves and the Company alleging “assault and battery” based on allegations of inappropriate touching by Mr. Goncalves related to an alleged incident on March 7, 2005. Each of Mr. Goncalves and the Company deny the allegations, believes this lawsuit is without merit and plans to defend it vigorously;

•	not more than 10% of the Company’s stockholders having demanded and validly perfected appraisal rights under Delaware law;

•	the receipt by the Company of certain specific third party consents and approvals and any other consents and approvals required in connection with the transactions contemplated by the merger agreement, except for such other consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability; and

•	since May 18, 2005, there will not have been any material adverse effect on the Company or its subsidiaries or any event, change or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company or its subsidiaries.

Our obligations to complete the merger are subject to the following additional conditions:

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of Parent’s and Merger Sub’s representations and warranties on May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub;

•	the performance, in all material respects, by the Parent and Merger Sub of their respective covenants and agreements in the merger agreement, except that covenants qualified by materiality, material adverse effect which shall have been performed and complied with in all respects; and

•	Parent having delivered to us at the effective time of the merger a certificate with respect to the satisfaction of the foregoing conditions relating to its representations, warranties, covenants and agreements.

Termination of the Merger Agreement

Metals USA and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Metals USA have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the closing has not occurred on or before December 15, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the meeting of the stockholders; or

•	any governmental authority has issued an order or entered any injunction or other ruling or taken any other action which prevents or prohibits completion of the merger;

•	by Parent if:

•	our board of directors withdraws, qualifies or modifies its approval of the merger agreement;

•	our board of directors withdraws, qualifies or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement in a manner adverse to Parent;

•	our board of directors recommends or approves another acquisition proposal; or

•	the Company breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice;

•	by the Company if:

•	the Parent or Merger Sub breaches any of their representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice; or

•	we enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Parent with a four business day period to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal and we have paid the termination fee of $17 million to Parent and have reimbursed the expenses of Parent and Merger Sub up to $4 million.

Termination Fee

•	The $17 million termination fee is payable to Parent if the merger agreement is terminated as a result of:

•	an uncured breach of representation, warranty or covenant by the Company; the non-occurrence of the closing on or before the outside date of December 15, 2005; or the failure of the stockholders to approve the Merger;

•	before such termination, the Company has received an unsolicited Acquisition Proposal to acquire at least 50.1% of the Company (a “covered proposal”); and

•	within 12 months following such termination (the “tail period”), the Company enters into an agreement with respect to a covered proposal.

Payment of the termination fee in this instance is due to Parent upon entering into an agreement with respect to a covered proposal, except if the covered proposal that is entered into is not with the same third party that made the covered proposal before termination, then only upon completion of such covered proposal. If, however, the merger agreement is terminated as a result of the non-occurrence of the closing on or before the outside date of December 15, 2005, then:

•	the tail period will be 9 months, and

•	if the sole reason the closing was unable to occur by such date was the inability of Parent and Merger Sub to obtain the debt financing (unless such financing was available at any time within the 3 weeks prior to December 15, 2005), then the termination fee will not be payable.

•	The $17 million termination fee is also payable to Parent if the merger agreement is terminated as a result of our board of directors having withdrawn, qualified or modified its recommendation that the stockholders vote for and approve the merger agreement and the merger in a manner adverse to Parent. Payment of the termination fee in this instance is due to Parent upon the date of termination of the merger agreement.

•	The $17 million termination fee is also payable to Parent if the merger agreement is terminated as a result of the Company entering into an agreement with respect to a superior proposal. Payment of the termination fee in this instance is due to Parent upon the date of termination of the merger agreement.

Reimbursement of Expenses

We must pay Parent for its and Merger Sub’s transaction expenses up to a maximum of $4 million if the merger agreement is terminated under the following circumstances:

•	an uncured breach of representation, warranty or covenant by us;

•	our board of directors having withdrawn, qualified or modified its recommendation to the stockholders to vote in favor of the merger agreement and the merger in a manner adverse to Parent or Merger Sub;

•	the non-occurrence of the closing before the outside date of December 15, 2005, if on or prior to termination a covered proposal shall have been made and not withdrawn;

•	the failure of our stockholders to approve the merger; or

•	our entering into an agreement with respect to a superior proposal.

Parent must pay to us our transaction expenses up to a maximum of $1,000,000 if the merger agreement is terminated as a result of an uncured breach of a representation, warranty or covenant by Parent or Merger Sub.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties at any time before or after approval of the merger by the Company’s stockholders. However, after such approval, no amendment will be made that by law would require further approval by the Company’s stockholders without such approval having been obtained. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. The failure of any party to the merger agreement to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NASDAQ National Market under the symbol “MUSA.” The following table sets forth the intraday high and low sales prices per share of our common stock on the NASDAQ National Market for the periods indicated.

Market Information

	Common Stock
	High			Low
Fiscal Year Ended December 31, 2005:
1st Quarter		$24.99			$16.55
2nd Quarter		$21.93			$13.40
3rd Quarter (as of , 2005)	$	[	]	$	[	]

Fiscal Year Ended December 31, 2004:
1st Quarter		$14.37			$9.45
2nd Quarter		$18.17			$11.50
3rd Quarter		$18.48			$14.12
4th Quarter		$20.15			$15.56
Fiscal Year Ended December 31, 2003:
1st Quarter		$4.40			$2.25
2nd Quarter		$4.45			$2.45
3rd Quarter		$7.20			$4.01
4th Quarter		$10.49			$6.28

The closing sale price of our common stock on the NASDAQ National Market on May 17, 2005, the last trading day before the Company announced the execution of the merger agreement, was $13.89 per share. On             , 2005, the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the NASDAQ National Market was $             per share. You are encouraged to obtain current market quotations for Metals USA common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SELECTED FINANCIAL INFORMATION

The selected financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below has been derived from the consolidated financial statements for the years ended December 31, 2004 and 2003, and for the quarterly period ended June 30, 2005.

(in millions)	Three Months Ended June 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Statement of Operations Data:
Net sales	$426.8	$1,509.8	$963.2
Cost of sales	336.6	1,080.1	731.6

	90.2	429.7	231.6
Operating expenses	57.5	256.0	215.2

Operating income	26.7	173.7	16.4
Interest expense	3.2	8.4	5.7
Other expense, net	—	(2.5)	(2.0)

Income before taxes	23.5	167.8	12.7
Provision for taxes	9.2	63.3	5.1

Income before discontinued operations	14.3	104.5	7.6
Discontinued operations, net	—	—	(0.1)

Net income	$14.3	$104.5	$7.5

Balance Sheet Data:
Working capital	$533.0	$565.0	$303.4
Total assets	677.7	710.0	407.2
Long-term debt, less current portion	207.3	266.6	118.2
Stockholders’ equity	361.9	328.2	200.6

RATIO OF EARNINGS TO FIXED CHARGES

The selected financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below has been derived from the consolidated financial statements for the years ended December 31, 2004 and 2003, and for the six months ended June 30, 2005 and June 30, 2004.

Consolidated Ratio of Earnings to Fixed Charges

(in millions, except for ratios)

	Years Ended December 31,		Six Months Ended June 30,
	2004	2003	2005	2004
Historical:
Earnings:
Income	$167.8	$12.7	$51.5	$84.9
Fixed charges	13.7	10.5	9.2	6.3

	$181.5	$23.2	$60.7	$91.2

Fixed charges:
Interest expense, net of amounts capitalized	$8.4	$5.7	$6.4	$3.7
Portion of rental cost representing interest	5.3	4.8	2.8	2.6

	$13.7	$10.5	$9.2	$6.3

Ratio of earnings to fixed charges	13.3	2.2	6.6	14.5

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expense representative of the interest factor.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Metals USA, Inc., C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman

We are a Delaware corporation with our principal executive offices at One Riverway, Suite 1100, Houston, Texas 77056. Our telephone number is (713) 965-0990. We are a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Approximately 88% of our revenues are derived from our metal service center and distribution activities and the remaining portion of our revenues are derived from our Building Products Group that manufactures and distributes products primarily related to the residential home improvement industry. Our common stock trades on the NASDAQ National Market under the symbol “MUSA.” We maintain a website at http://www.metalsusa.com.

C. Lourenco Goncalves, 47, has been President and Chief Executive Officer and one of the Company’s directors since February 2003. Mr. Goncalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderurgica Nacional, where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Goncalves is a metallurgical engineer with a Masters degree from the Federal University of Minas Gerais State and a bachelor’s degree from the Military Institute of Engineering in Rio de Janeiro, Brazil. Mr. Goncalves is a citizen of Brazil.

Terry L. Freeman, 54, became Senior Vice President and Chief Financial Officer of the Company in January 2003. Prior to that time, Mr. Freeman served as Senior Vice President and Chief Accounting Officer since May 2001 and as Vice President and Chief Accounting Officer since July 1997. Mr. Freeman is a citizen of the United States.

John A. Hageman, 50, became Senior Vice President, Chief Legal Officer and Secretary of the Company in April 1997. From 1987 through 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas. Mr. Hageman is a citizen of the United States.

The following are the directors of Metals USA (other than Mr. Goncalves, who is described above), each of whom is a U.S. citizen:

Eugene I. Davis, 50, has been one of our directors since October 2002. From November 2002 until February 2003, Mr. Davis served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Davis is the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a position he has held since 1999, and was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, a position he has held from September 2001 to November 2003. Mr. Davis served as the Chief Restructuring Officer for RBX Industries from January 2001 to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis also currently serves as a director for Eagle Geophysical, Inc., Tipperary Corporation, Knology, Inc., Viskase Companies, Inc., Telcove, Inc., General Chemical Industrial Products, Oglebay Automotive Europe and New Venture Holdings LLC.

Daniel W. Dienst, 39, has been the Chairman of our board of directors since October 2002. From November 2002 until February 2003, Mr. Dienst served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Dienst is the President and Chief Executive Officer of Metal Management, Inc., a position he has held since January 2004. From May 2000 to January 2004, Mr. Dienst served as a Managing Director of the Corporate and Leveraged Finance Group of CIBC World Markets Group. From January 1999 through April 2000, Mr. Dienst held various positions within CIBC, including Executive Director of the High Yield/Financial Restructuring Group. From October 1995 to March 1998, Mr. Dienst served in various capacities with Jefferies

& Company, Inc., most recently as its Vice President, Corporate Finance/Restructurings. Mr. Dienst has served on the board of directors of Metal Management since June 2001, has been Chairman since April 1, 2003 and President and CEO since January 2004.

John T. DiLacqua, Jr., 53, has been one of our directors since October 2002. From 1999 to October 2004, Mr. DiLacqua served as the President, Chief Executive Officer and director of Envirosource, Inc. From 1997 to 1998, Mr. DiLacqua served as President of the U.S. Ferrous Division of Philip Services. Mr. DiLacqua served as President of the Luria Brothers Division of Connell Limited Partnership, one of the largest companies in the ferrous scrap recycling industry, from 1994 to 1997, and served as Vice President of Finance and Administration of Luria Brothers from 1990 to 1994. Mr. DiLacqua has also served on the board of directors of Metal Management, Inc. since 2001 and of Russell-Stanley from 2001 until February 2004.

John G. Leckie, 67, has been one of our directors since October 2002. Mr. Leckie currently serves as a publicly-elected supervisor for the Dunes Community Development District and as a principal of Tourguidemike LLC. Mr. Leckie formerly served for 41 years with Alcoa, Inc., including the positions of President of Tifton Aluminum Company and Executive Vice President of Alcoa Extruded Construction Products. Mr. Leckie is Chairman of our Compensation, Benefits and Governance Committee.

Gerald E. Morris, 73, has been one of our directors since October 2002. Mr. Morris currently serves as the President and Chief Executive Officer of Intalite International N.V., a diversified holding company with investments primarily in the metals fabrication industry. Mr. Morris also serves as a director and as chairman of the audit committee of Beacon Trust Company. Mr. Morris previously served as Chairman of the board of directors of Allmet Building Products, which we acquired in 1999. Mr. Morris has previously served as a director of Rexel, Inc. and Tivoli Industries, Inc., and as trustee of the Blanchard Group of Funds. Mr. Morris is a certified public accountant and Chairman of our Audit Committee. Mr. Morris also serves as a director of Metal Management, Inc., a position he has held since January 2004.

Charles P. Sanida, 71, has been one of our directors since October 2002. Mr. Sanida is the President and Chief Executive Officer of Carlisle, Inc., a plant operations and management consulting firm, a position he has held since May 2002. Mr. Sanida was in the steel industry with several major steel corporations for 42 years, with involvement in all aspects of the industry, including steel production, product manufacture, sales, marketing and distribution. From 1989 until April of 2002, Mr. Sanida held various senior management positions within IPSCO, Inc. and/or IPSCO Steel Inc., including President, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Technology Officer, and chairman of several subsidiaries.

Scott M. Tepper, 44, has been one of our directors since May 2004. Mr. Tepper has been President of Horizon Natural Resources since April 2003, Acting Chief Executive Officer since May 2003, Chief Restructuring Officer since October 2002 and a member of Horizon’s Board of Directors since May 2002. Previously, he was Vice Chairman and Acting Chief Operating Officer of Bio-Plexus, Inc., a medical device company, from October 2000 to July 2002. He is the founder and principal of KST Consulting, a healthcare consulting firm. From 1992 to 1996, Mr. Tepper served as acting Chief Operating Officer of FoxMeyer Canada.

James E. Bolin, 46, has been one of our directors since May 2004. Mr. Bolin served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., Chicago, Illinois, from 2003 to April 2005. Prior to joining Citadel, Mr. Bolin was a partner in Appaloosa Management L.P., a New Jersey-based hedge fund which he joined in 1995. From 1989 to 1995, Mr. Bolin was a Vice President at Goldman Sachs & Co. in the roles of Proprietary Trader, Director of Corporate Bond Research, and High Yield Analyst. Mr. Bolin serves as a director of Inamed Corporation, a medical device manufacturer.

The following are the executive officers of Metals USA (other than Messrs. Goncalves, Freeman and Hagemen, who are described above), each of whom is a U.S. citizen:

William R. Bennett, 58, served as our Senior Vice President from November 1, 2002 through June 30, 2005. Effective July 1, 2005, Mr. Bennett resigned as Senior Vice President and agreed to serve as an assistant to our

Chief Executive Officer through December 31, 2005 or until the effective time of the merger, whichever is sooner. Mr. Bennett served as President, CEO and COO of Levinson Steel Company from 1991 until 1998. After we acquired Levinson Steel Company, Mr. Bennett remained its president until 1999. From 1971 until 1988, Mr. Bennett served in various capacities at DuBose Steel, Inc., a private steel company, including serving as its CEO from 1983 to 1988.

Roger Krohn, 52, became Senior Vice President on May 17, 2004 and is responsible for the operations of our Flat Rolled Group. Mr. Krohn served as President of Krohn Steel Service Center from 1982 until 1998. After we acquired Krohn Steel Service Center, Mr. Krohn remained as President and General Manager until becoming President of the Flat Rolled Group in November, 2003. After attending college, Mr. Krohn served seven years as a pilot in the US Air Force commissioned as an officer in 1975.

Robert C. McPherson, III, 41, became Senior Vice President on March 31, 2003 and was placed in charge of the operations of our Building Products Group on August 12, 2004. Prior to joining us, Mr. McPherson was employed at California Steel Industries, Inc. (“CSI”) from 1989 until March 2003. Mr. McPherson served in a number of capacities at CSI, most recently having served as Treasurer and Controller from 1996 until 2003, Assistant Treasurer from 1992 until 1996, and as Cash Management Administrator from 1989 until 1992.

During the last five years, none of Metals USA, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Flag Acquisition Corporation, Flag Holdings Corporation, Apollo and the Apollo Affiliates

Flag Acquisition Corporation, which we refer to as Merger Sub, was formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Flag Acquisition Corporation is a wholly owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Merger Sub has not engaged in any business except in anticipation of the merger.

Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly owned by the Apollo Funds, which are managed by Apollo. The Apollo Funds have the right to transfer their interests in Parent. As a result, Parent may ultimately include additional equity participants. Parent has not engaged in any business except in anticipation of the merger. Parent may assign its rights and obligations under the merger agreement to an affiliate of Apollo so long as Parent’s rights and obligations under certain financing agreements related to the merger are also assigned to this affiliate.

The following is a list of the executive officers and directors of Merger Sub and Parent. Each individual holds the same director and executive officer positions in both Merger Sub and Parent.

Name	Title
Marc E. Becker	Director, CEO, CFO and Secretary

Joshua J. Harris	Director

Eric L. Press	Director and Chairman of the Board

M. Ali Rashid	Director, President, Treasurer and Assistant Secretary

Apollo is engaged in the business of managing investments made by the Apollo Funds in securities and is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities. The Apollo Funds consist of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo

Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., and Apollo German Partners V GMBH & CO KG. Apollo serves as manager to the Apollo Funds, Apollo Advisors V, L.P. serves as general partner of each of the Apollo Funds, Apollo Capital Management V, Inc. (“ACMV”) is the general partner of Apollo Advisors V, L.P. and AIMV Management, Inc. (“AIMV”) is the general partner of Apollo. Leon D. Black and John J. Hannan are the directors and principal executive officers of each of ACMV and AIMV. We refer to Apollo, the Apollo Funds, AIMV, ACMV, Mr. Black and Mr. Hannan, collectively, as the Apollo Affiliates. The business address of ACMV, AIMV, Apollo Advisors V, L.P., the Apollo Funds and Apollo c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and their telephone number is (212) 515-3200.

The material occupations, positions, offices or employment during the past five years of the above mentioned individuals are set forth below. The business address and telephone number of each individual is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019 and (212) 515-3200. Each individual is a U.S. citizen.

Marc E. Becker, 33, is a partner of Apollo and has been associated with Apollo since 1996. Prior to 1996, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division.

Leon D. Black, 53, founded Apollo in 1990 and Apollo Real Estate Advisors in 1993. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of Mergers & Acquisitions Group and co-head of the Corporate Finance Department.

John J. Hannan, 52, co-founded Apollo in 1990 and Apollo Real Estate Advisors in 1993. From 1986 to 1990, Mr. Hannan was a Managing Director of Drexel Burnham Lambert Incorporated, serving as second in charge of the Mergers and Acquisitions Group and as head of International Corporate Finance.

Joshua J. Harris, 40, co-founded Apollo in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated.

Eric L. Press, 39, is a partner of Apollo and has been associated with Apollo since 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

M. Ali Rashid, 29, is an Investment Principal of Apollo and has been employed with Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by The Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division.

Merger Sub, Parent and Apollo, the Apollo Affiliates and its affiliates will not be affiliated with the Company, its affiliates or its board of directors prior to the merger.

During the last five years, none of Merger Sub, Parent, Apollo and its affiliates or any of their respective officers, directors or general partners, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL (which are described below) may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to Metals USA, Inc., Attention: Chief Legal Officer, One Riverway, Suite 1100, Houston, Texas 77056, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by the Company. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his or her own attorneys and expert witness fees, although upon the application of a dissenting stockholder, the Chancery Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time. No appraisal proceeding may be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights are encouraged to consult their legal advisors.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Metals USA is asking its stockholders to vote on a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the ownership of Metals USA common stock as of April 29, 2005 by (1) each director and director nominee, (2) each executive officer, (3) all executive officers and directors as a group, and (4) each person known to us to beneficially own more than 5% of our outstanding common stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Warrants Beneficially Owned	Number of Shares That May be Acquired within 60 Days by Exercise of Options	Shares Beneficially Owned as a Percentage of Total Outstanding Shares
Citadel Limited Partnership(3)(4)	3,386,636	7,305	0	16.7%
FMR Corp.(5)	2,024,930	0	0	10.0%
C. Lourenco Goncalves	38,000	0	200,001	*
Terry L. Freeman	30,475	6,817	16,667	*
John A. Hageman	19,204	7,254	16,667	*
Daniel W. Dienst	15,000	0	58,334	*
Charles P. Sanida	10,000	2,000	17,500	*
Robert C. McPherson, III	4,000	0	5,000	*
William R. Bennett	4,000	0	8,334	*
Roger Krohn	4,000	24,326	1,667	*
John G. Leckie	2,000	0	17,500	*
Gerald E. Morris	5,000	10,053	17,500	*
Eugene I. Davis	0	0	17,500	*
John T. DiLacqua, Jr	0	0	17,500	*
Scott M. Tepper	0	0	7,500	*
James E. Bolin(4)	0	0	7,500	*
All executive officers and directors as a group (14 persons)	131,679	50,450	409,170	*

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person listed is c/o Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056.
(2)	Excludes shares that may be acquired through exercise of warrants or options.
(3)	c/o Citadel Investment Group, L.L.C. (“CIG”), 131 South Dearborn Street, Chicago, IL 60603. Shared voting power of the aggregate amount beneficially owned by Citadel Credit Trading Ltd. (“CCT”) and Citadel Equity Fund Ltd. (“CEF”). Citadel Limited Partnership (“CLP”) acts as investment advisor and makes all of the investment decisions for CCT and CEF. CIG is the general partner of and acts on behalf of CLP. Kenneth Griffin is the President and Chief Executive Officer of CIG and is the natural person with the ultimate investment decision and voting power for CLP.
(4)	Pursuant to a letter agreement between Mr. Bolin and CEF and CCT, Mr. Bolin agreed to hold these options for the benefit of and solely as the nominee of CEF and CCT, and disclaims all legal, beneficial, economic or other interest in such options.
(5)	82 Devonshire Street, Boston, MA 02109. Pursuant to Amendment No. 1 to Schedule 13G, filed by FMR Corp. and certain of its affiliates with the SEC on November 11, 2004, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,958,130 shares of Metals USA common stock as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR. Corp., FMR Corp., through its control of Fidelity, and such investment companies each has sole power to dispose of 1,958,130 of such shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of shares of Metals USA common stock owned directly by such investment companies, which power resides with each investment company’s respective board of trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 66,800 shares of Metals USA common stock and has sole power to vote or direct the voting of 6,300 shares, and no power to vote or direct the voting of 60,500 shares of Metals USA common stock owned by the investment companies, which power resides with each investment company’s respective board of trustees.

TRANSACTIONS IN SHARES OF COMMON STOCK

Purchases by Metals USA

Metals USA has not purchased any shares of its common stock during the past two years.

Purchases by C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman

Except as stated below, none of Messrs. Goncalves, Freeman or Hageman has purchased shares of our common stock or exercised options or warrants to purchase shares of our common stock at any other time within the past two years.

The table below sets forth the date of purchase, the number of shares of Metals USA common stock purchased, and the price paid by Mr. Goncalves during the past two years.

Date	Number of Shares Purchased	Price
May 2003	1,300	3.25
May 2003	1,200	3.26
May 2003	1,000	3.30
May 2003	1,000	3.33
May 2003	500	3.35
May 2003	5,000	3.49
March 2004	300	12.48
March 2004	9,700	12.50
August 2004	400	15.77
August 2004	1,500	15.78
August 2004	100	15.79
August 2004	400	15.80
August 2004	180	15.81
August 2004	100	15.81
August 2004	200	15.84
August 2004	300	15.87
August 2004	1,150	15.70
August 2004	500	15.93
August 2004	5,170	15.95

Mr. Freeman purchased 2,400 shares of Metals USA common stock in May 2003 at a price of $3.76 per share and 7,600 shares of Metals USA common stock in May 2003 at a price of $3.80 per share.

Purchases by Flag Acquisition Corporation, Flag Holdings Corporation, Apollo and the Apollo Affiliates

None of Merger Sub, Parent, Apollo or the Apollo Affiliates has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2006 annual meeting, you must submit it to us by December 15, 2005 to receive consideration for inclusion in our 2006 proxy materials. Late nominations cannot be considered. If you intend to present a proposal at our 2006 annual meeting that is not to be included in our 2006 proxy materials, you should send the proposal to us in writing by            . If we do not receive the proposal by that date, then our management will have discretionary authority to vote all shares for which we have proxies in opposition to the proposal. Also, you should review our bylaws, which contain additional requirements with respect to director nominations by stockholders.

OTHER MATTERS

Other Business at Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056, or by telephone at (713) 965-0990.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF METALS USA’S ANNUAL REPORT ON FORM 10-K FOR 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO METALS USA, INC., ATTENTION: INVESTOR RELATIONS, ONE RIVERWAY, SUITE 1100, HOUSTON, TEXAS 77056.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

Station Place

100 F Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Incorporation by Reference

The Securities and Exchange Commission allows us to incorporate by reference information including the financial statements included therein, if any into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the merger including the financial statements included therein, if any:

•	Our Quarterly Reports on Form 10-Q for our fiscal quarter ended March 31, 2005 and June 30, 2005.

•	Our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2004.

•	Our Current Reports on Form 8-K filed on February 22, 2005, April 25, 2005, May 18, 2005, May 19, 2005, July 11, 2005 and July 28, 2005, and Current Report on Form 8-K/A filed on May 20, 2005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056 or at (713) 965-0990. If you would like to request documents, please do so by                     , 2005, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated,                     , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Metals USA, Inc.

SPECIAL MEETING OF STOCKHOLDERS

[            ], [            ] [    ], 2005

[TIME]

[LOCATION]

[ADDRESS]

[ADDRESS]

METALS USA, INC.

ONE RIVERWAY, SUITE 1100, HOUSTON, TEXAS 77056	PROXY

This proxy is solicited by the Board of Directors for use at the Special Meeting on [            ], [            ] [    ], 2005.

By signing this proxy or by voting by phone or Internet as instructed, you hereby appoint              and             , and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of Common Stock of Metals USA, Inc. (the “Company”) held by you as of [            ] [    ], 2005 on the matters shown on the reverse side at the Company’s 2005 Special Meeting of Stockholders to be held on [            ] [    ], 2005 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

See reverse for voting instructions.

COMPANY #

CONTROL #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—[                    ]—QUICK—EASY—IMMEDIATE

1	Use any touch–tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (ET) on [ ] [ ], 2005.

2	You will be prompted to enter your 3–digit Company Number, your 7–digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

3	Follow the simple instructions the voice provides you.

VOTE VIA INTERNET—[                    ]—QUICK—EASY—IMMEDIATE

1	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (ET) on [ ] [ ], 2005.

2	You will be prompted to enter your 3–digit Company Number, your 7–digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage–paid envelope provided or return it to Metals USA, Inc., c/o [                                                              ].

By voting by phone or Internet, you acknowledge receipt of the Notice of the Company’s Special Meeting of Stockholders and the Company’s Proxy Statement dated [            ] [            ], 2005.

If you vote by phone or Internet, please do not mail your proxy card

Ú Please detach here Ú

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Adoption of the Agreement and Plan of Merger, dated as of May 18, 2005, between the Company, Flag Holdings Corporation and Flag Acquisition Corporation:

☐ For     ☐ Against     ☐ Abstain

2.	Adjournment or Postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1:

☐ For     ☐ Against     ☐ Abstain

By signing this proxy, you hereby acknowledge receipt of the Notice of the Company’s Special Meeting of Stockholders and the Company’s Proxy Statement dated [            ] [            ], 2005.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date _______________________________________
___________________________________________
___________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.